Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CTI BIOPHARMA CORP.

at

$9.10 Per Share

by

CLEOPATRA ACQUISITION CORP.

a wholly owned indirect subsidiary of

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON JUNE 23, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of May 10, 2023, by and among Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Sobi”), Cleopatra Acquisition Corp., a Delaware corporation and a wholly owned, indirect subsidiary of Sobi (the “Purchaser”) and CTI BioPharma Corp. (“CTI BioPharma”), a Delaware corporation (the “Merger Agreement”).

The Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of CTI BioPharma (the “Shares”), for $9.10 per share (the “Offer Price”), net to the seller in cash, without interest and subject to any applicable withholding taxes (the “Offer”).

The obligation of the Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including (i) that there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Sobi and its controlled affiliates, represent one (1) more Share than 50% of the sum of (A) the total number of Shares outstanding as of the expiration of the Offer, and (B) the total number of Shares that CTI BioPharma would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer, that are convertible, exchangeable or exercisable into Shares, other than the shares of preferred stock of CTI BioPharma (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred at the time of the expiration of the Offer but, in any event, without duplication) (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”); (ii) the Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”); (iii) the expiration or termination of any waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (iv) those certain other conditions set forth in the Merger Agreement (collectively, the “Offer Conditions”).

As soon as practicable (and in any event within one (1) business day) following the acceptance for payment of the Shares tendered and not properly withdrawn pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition in accordance with the terms of the Offer and the Merger Agreement (such time of acceptance, the “Acceptance Time”), and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into CTI BioPharma (the “Merger”), with CTI BioPharma continuing as the surviving corporation and as a wholly owned, indirect subsidiary of Sobi (the “Surviving Corporation”), pursuant to the provisions of Section 251(h) of the Delaware General Corporation Law (“DGCL”), with no stockholder approval required to consummate the Merger. The closing of the Merger will occur as soon as practicable and, in any event, no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties.

Each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than any Shares (i) that are owned by CTI BioPharma or its subsidiary or held in the treasury of CTI BioPharma, or owned by Sobi, the Purchaser or any direct or indirect wholly owned subsidiaries of Sobi or the Purchaser (including, for the avoidance of doubt, any Shares acquired by the Purchaser in the Offer) (the “Excluded Shares”), or (ii) in respect of which appraisal rights were perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”), will be automatically converted into the right to receive an amount in cash equal to the Offer Price without interest and subject to any applicable withholding taxes. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

Under no circumstances will interest be paid either with respect to the purchase of Shares pursuant to the Offer or upon conversion of Shares into the right to receive an amount of cash equal to the Offer Price in the Merger (which, in either case, may be reduced by any applicable withholding taxes), regardless of any extension of the Offer or any delay in making payment for Shares or consummating the Offer or the Merger.

THE BOARD OF DIRECTORS OF CTI BIOPHARMA UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

THE BOARD OF DIRECTORS OF CTI BIOPHARMA HAS UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, CTI BIOPHARMA AND ITS STOCKHOLDERS; (2) DECLARED IT ADVISABLE TO ENTER INTO THE MERGER AGREEMENT; (3) ADOPTED AND APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY CTI BIOPHARMA OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; (4) RESOLVED THAT THE MERGER SHALL BE EFFECTED UNDER SECTION 251(H) OF THE DGCL; AND (5) RESOLVED TO RECOMMEND THAT CTI BIOPHARMA’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the Minimum Condition, (ii) the Termination Condition, (iii) the applicable waiting period under the HSR Act, and (iv) the satisfaction or waiver by the Purchaser of the other Offer Conditions described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

A summary of the principal terms of the Offer appears on pages i through ix. You should read both this entire Offer to Purchase, the Letter of Transmittal (as defined herein) and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares into the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (888) 280-6942

Email: ctic@dfking.com

May 25, 2023

IMPORTANT

If you desire to tender all or any portion of your Shares to the Purchaser pursuant to the Offer, prior to the expiration date of the Offer:

•

If you are a holder (i.e., you have a stock certificate or you hold Shares directly in your name in book-entry form in an account with CTI BioPharma’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal and send it, together with any original certificate representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”). These materials must reach the Depositary before the Expiration Date (as defined below). See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to the Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the expiration date, you may tender your Shares to the Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

*****

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. Copies of these materials may also be found at the website maintained by the United States Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the tender offer materials to their customers.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (888) 280-6942

Email: ctic@dfking.com

SUMMARY TERM SHEET

The following are some questions that you, as a stockholder of CTI BioPharma, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”). It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”). This Offer to Purchase and the Letter of Transmittal collectively constitute the “Offer.”

To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our information agent (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Purchaser and, where appropriate, Sobi.

Securities Sought:	All of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of CTI BioPharma Corp., a Delaware corporation (“CTI BioPharma”).

Price Offered Per Share:	$9.10 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any applicable withholding taxes.

Scheduled Expiration Time:	The Offer and withdrawal rights will expire at one (1) minute after 11:59 p.m. Eastern Time on June 23, 2023, unless the Offer is extended or terminated. See Section 1 —“Terms of the Offer.”

The Purchaser:	Cleopatra Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned, indirect subsidiary of Swedish Orphan Biovitrum AB (publ) (“Sobi”), a Swedish public limited liability company.

CTI BioPharma Board of

Directors Recommendation:	The Board of Directors of CTI BioPharma has unanimously resolved to recommend that CTI BioPharma’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my Shares?

Our name is Cleopatra Acquisition Corp. We are a wholly owned, indirect subsidiary of Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company. We are a Delaware corporation formed for the purpose of making the Offer and thereafter, pursuant to the Agreement and Plan of Merger, dated May 10, 2023, by and among Sobi, CTI BioPharma and us (the “Merger Agreement”), for the purpose of merging with and into CTI BioPharma (the “Merger”), with CTI BioPharma continuing as the surviving corporation and as a wholly owned, indirect subsidiary of Sobi as a result of the Merger (the “Surviving Corporation”). To date, we have not carried on any activities other than those related to our formation and the Merger Agreement, and the transactions contemplated thereby, including making this Offer. See the “Introduction” and Section 8 — “Certain Information Concerning Sobi and the Purchaser.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

i

Why are you making the Offer?

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, CTI BioPharma. As soon as practicable following the acquisition of Shares in accordance with the Offer and in accordance with Section 251(h) of the DGCL, the Purchaser will be merged with and into CTI BioPharma, with CTI BioPharma continuing as the Surviving Corporation, on the terms and subject to the conditions set forth in the Merger Agreement. Each Share issued and outstanding immediately prior to the Effective Time (as defined below) (other than any Shares acquired by the Purchaser in the Offer) (the “Excluded Shares”), and in respect of which appraisal rights were perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”), will be automatically converted into the right to receive an amount in cash equal to the Offer Price without interest and subject to any applicable withholding taxes. See Section 12 — “Purpose of the Offer; Plans for CTI BioPharma.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $9.10 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes.

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Board of Directors of CTI BioPharma think about the Offer?

We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the Board of Directors of CTI BioPharma. The Board of Directors of CTI BioPharma has unanimously:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, CTI BioPharma and its stockholders;

•	declared it advisable to enter into the Merger Agreement;

•	adopted and approved the execution, delivery and performance by CTI BioPharma of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger;

•	resolved that the Merger shall be effected under Section 251(h) of the DGCL; and

•	resolved to recommend that CTI BioPharma’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

A more complete description of the reasons of the Board of Directors of CTI BioPharma for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by CTI BioPharma with the United States Securities and Exchange Commission (the “SEC”) and mailed to CTI BioPharma’s stockholders with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety. See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for CTI BioPharma.”

What are the most significant conditions to the Offer?

The Offer is subject to the satisfaction of the following conditions:

•

there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Sobi or its controlled affiliates, represent one (1) more Share than 50% of the sum of (A) the total number of Shares outstanding as of the expiration of the Offer, and (B) the total number of Shares that CTI BioPharma would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer, that are convertible, exchangeable or exercisable into Shares, other than the shares of Company Preferred Stock (as defined below) (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred at the time of the expiration of the Offer but, in any event, without duplication) (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”);

•	the Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”);

•	any waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated;

•

there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

•	there shall be no pending legal proceeding by any governmental body challenging or seeking to restrain, make illegal, materially delay or prohibit the consummation of the Offer or the Merger; and

•

the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer set forth in the Merger Agreement and described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

The foregoing conditions are for the sole benefit of Sobi and the Purchaser and (except for the Minimum Condition and the Termination Condition) may be waived by Sobi and the Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Sobi and the Purchaser, to the extent permitted under applicable legal requirements. The failure by the Purchaser at any time prior to the time of acceptance for payment of all Shares validly tendered (and not validly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer (the “Acceptance Time”) to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

Is there an agreement governing the Offer?

Yes. We, Sobi and CTI BioPharma have entered into the Merger Agreement referred to above in “Who is offering to buy my Shares?” The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following the Acceptance Time, the merger of the Purchaser with and into CTI BioPharma. See Section 11 — “The Merger Agreement; Other Agreements.”

Do you have the financial resources to pay for all Shares?

Yes. We estimate that we will need approximately $1,700,000,000 in cash to purchase all Shares pursuant to the Offer, to pay the consideration in respect of all Shares that are not tendered and that will each be converted in the Merger into the right to receive the Offer Price (except as provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares), to pay the consideration in respect of the In the Money Options (as defined below) granted and outstanding under CTI BioPharma’s equity plans as provided in the Merger Agreement, to pay the consideration in respect of all Company Preferred Stock (as defined below), to pay off existing indebtedness of CTI BioPharma and to pay related fees and expenses. Sobi, our parent company, will provide us with sufficient funds to make such payments. Sobi expects to fund such payments from a combination of available cash and (A) SEK 8,000,000,000 in committed financing from Bank of America Europe Designated Activity Company (“BoA”) and Danske Bank A/S (“Danske”), pursuant to a commitment letter entered into among Sobi, BoA and Danske dated on May 9, 2023 and accepted as of May 10, 2023 (the “Equity Bridge Facility Commitment Letter”), and (B) €800,000,000 in committed financing from BoA and Danske, pursuant to a commitment letter entered into among Sobi, BoA and Danske dated on May 9, 2023 and accepted as of May 10, 2023 (the “Term Loan and Multicurrency Revolving Facilities Commitment Letter” and, together with the Equity Bridge Facility Commitment Letter, the “Commitment Letters”), as described below. No alternative financing arrangements or alternative financing plans have been made. The Offer is not subject to any financing condition. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•

if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price, without interest, subject to any applicable withholding taxes); and

•

we have all of the financial resources, including committed financing and cash on hand, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until one (1) minute after 11:59 p.m. Eastern Time on June 23, 2023 (such date and time, the “Expiration Date”), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by us, will expire, or (ii) the Merger Agreement has been earlier terminated. If we extend the Offer, we will inform Computershare Trust Company, N.A., our depositary for the Offer (the “Depositary”) of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.

If you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by the Depositary within two (2) trading days of the Nasdaq Stock Market (“Nasdaq”). Please give your broker, dealer, commercial bank, trust company or other nominee instructions sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we may be required to extend the Offer beyond the initial Expiration Date, but in no event will we (i) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement pursuant to the terms thereof, and (y) 11:59 p.m., Eastern Time, on September 11, 2023 (such earlier occurrence, the “Extension Deadline”); or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of CTI BioPharma. Subject to the parties’ respective termination rights under the Merger Agreement, we will not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of CTI BioPharma.

Pursuant to the Merger Agreement, we will extend the Offer:

•

on one or more occasions, in our discretion (and without the consent of CTI BioPharma or any other person), for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived by us or Sobi (to the extent waivable by us or Sobi), in order to permit the satisfaction of those certain other conditions set forth in the Merger Agreement (collectively, the “Offer Conditions”);

•

on one or more occasions, at the request of CTI BioPharma, for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, any condition to the Offer (other than the Minimum Condition) is not satisfied and has not been waived (if permitted thereunder), in order to permit the satisfaction of such Offer Condition;

•	for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq, applicable to the Offer;

•

for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related legal requirement shall have expired or been terminated, and all necessary approvals shall have been obtained; or

•

at the request of CTI BioPharma, for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, all conditions of the Offer have been satisfied or waived (if permitted thereunder, and other than any such conditions of the Offer that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)), except that the Minimum Condition has not been satisfied as of any then-scheduled expiration of the Offer, in order to permit the satisfaction of the Minimum Condition, it being understood and agreed that we will not be required to extend the Offer pursuant to this paragraph on more than three (3) occasions, but we may, in our sole and absolute discretion elect to do so.

For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

v

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.” Each of the time periods described above is calculated in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

How do I tender my Shares into the Offer?

If you wish to accept the Offer, this is what you must do:

•

If you are a registered holder (i.e., you have a stock certificate or you hold Shares directly in your name in book-entry form in an account with CTI BioPharma’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions contained in the Letter of Transmittal, and send it, together with any original certificates representing your Shares and any other required documents, to the Depositary. These materials must reach the Depositary before the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to the Purchaser pursuant to the Offer.

•

If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may extend the time you have to deliver such items by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two (2) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

Until what time may I withdraw previously tendered Shares?

To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of CTI BioPharma will be required in connection with the Merger. Following the consummation of the Merger, no Shares will be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price, without interest, subject to any applicable withholding taxes), except as provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares. See Section 13 — “Certain Effects of the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares into the Offer, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, the Purchaser will merge with and into CTI BioPharma. At the effective time of the Merger (the “Effective Time”), each Share then issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest and subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Excluded Shares. Notwithstanding the foregoing, Dissenting Shares will not be converted into the right to receive the Merger Consideration and will instead be entitled to seek to have a Delaware court determine the “fair value” of such Shares in accordance with the DGCL, unless such holder fails to perfect, withdraws, waives or loses the right to appraisal. In each such case, such Shares will be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If the Offer is not consummated, will you nevertheless consummate the Merger?

No. None of us, Sobi or CTI BioPharma are under any obligation to pursue or consummate the Merger if the Acceptance Time has not occurred and the Offer has not been earlier consummated.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and the obligation of us and CTI BioPharma to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time, we expect the Merger to occur promptly after the consummation of the Offer. See Section 1 — “Terms of the Offer.”

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. If the Acceptance Time occurs and then, subject to the terms and conditions of the Merger Agreement, the Merger is consummated, the holders of Shares immediately prior to the Effective Time who did not tender their Shares in the Offer and have otherwise complied with the applicable procedures under the DGCL will be entitled to seek to have a Delaware court determine the “fair value” of such Shares. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

What was the market value of my Shares on recent dates?

On May 9, 2023, the last full trading day prior to the day on which we announced that we entered into the Merger Agreement, the last sale price of the Shares reported on Nasdaq was $4.82 per Share. On May 24, 2023, the last Nasdaq trading day before we commenced the Offer, the last sale price of the Shares reported on Nasdaq was $9.00 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer described in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to receive promptly an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price in cash, without interest, subject to any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, for the purpose of receiving payments from us and transmitting such payments to you. See Section 2 — “Acceptance for Payment and Payment for Shares.” In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) any certificates representing such Shares, if applicable, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares at The Depository Trust Company (“DTC”), an Agent’s Message (as defined below) in lieu of such Letter of Transmittal and delivery of Shares into the Depositary’s account at DTC, and (iii) any other required documents for such Shares, as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Have any of CTI BioPharma’s stockholders agreed to tender their Shares?

Yes. Concurrently with the execution of the Merger Agreement, and as a condition to the willingness of Sobi and us to enter into the Merger Agreement, certain significant stockholders of CTI BioPharma, who collectively owned approximately 6.7% of the outstanding Shares as of May 4, 2023, entered into a tender and support agreement (the “Support Agreement”), pursuant to which, among other matters, such stockholders have agreed to tender their Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement and the Support Agreement, including supporting any actions necessary to consummate the Offer and the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Other Agreements —Support Agreement.”

What will happen to the Company Options in the Offer?

Stock options to purchase Shares (“Company Options”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised, whether or not vested and which has a per Share exercise price that is less than the Merger Consideration (each, an “In the Money Option”), will be cancelled and converted into the right to receive a cash payment (without interest, and less any applicable withholding taxes) equal to (A) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such In the Money Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

As of the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation or its affiliate, as applicable, shall pay the aggregate consideration, net of any applicable withholding taxes, payable with respect to In the Money Options through, to the extent applicable, the Surviving Corporation’s or its affiliate’s payroll to the holders of Company Options.

Prior to the Effective Time, CTI BioPharma may take all actions that it determines to be appropriate or necessary to effect the transactions described in the corresponding section in the Merger Agreement.

See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement— Company Equity Awards.”

What will happen to the Company Preferred Stock in the Offer?

Each share of Series X Preferred Stock and each share of Series X1 Preferred Stock of CTI BioPharma (collectively, the “Company Preferred Stock”), in each case, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $91,000, without any interest thereon, subject to any applicable withholding taxes. From and after the Effective Time, all shares of Company Preferred Stock will automatically be cancelled and cease to exist, and each applicable holder of such Company Preferred Stock will cease to have any rights with respect thereto, except the right to receive the amounts described in the foregoing sentence without any interest thereon, subject to any applicable withholding taxes, upon the surrender of such shares of Company Preferred Stock in accordance with the terms of the Merger Agreement.

See Section 11 —“The Merger Agreement; Other Agreements — The Merger Agreement — Company Preferred Stock.”

What are the U.S. federal income tax considerations relevant to the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a United States Holder (as defined in Section 5 — “U.S. Federal Income Tax Considerations of the Offer and the Merger — United States Holders”), in general, you will recognize gain or loss in an amount equal to the difference, if any, between your adjusted tax basis in the Shares that you tender into the Offer or have converted into the right to receive cash in the Merger and the amount of cash you receive for such Shares (determined before deduction of any applicable withholding taxes). If you hold your Shares as a capital asset, the gain or loss that you recognize will be capital gain or loss and will be treated as long-term capital gain or loss if you have held such Shares for more than one (1) year. If you are a Non-United States Holder (as defined in Section 5 — “U.S. Federal Income Tax Considerations of the Offer and the Merger — Non-United States Holders”), subject to the discussion in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding” and the qualifications and limitations in Section 5 — “U.S. Federal Income Tax Considerations of the Offer and the Merger,” you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or have converted into the right to receive cash in the Merger unless you have certain connections to the United States. You should consult your tax advisor about the particular tax considerations relevant to you of tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger. See Section 5 — “U.S. Federal Income Tax Considerations of the Offer and the Merger” for a discussion of the U.S. federal income tax considerations relevant to tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger.

To whom should I talk if I have additional questions about the Offer?

You may call D.F. King & Co., Inc., the Information Agent, toll-free at (888) 280-6942. See the back cover of this Offer to Purchase.

To the Holders of Shares of

Common Stock of CTI BioPharma Corp.:

INTRODUCTION

We, Cleopatra Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned, indirect subsidiary of Swedish Orphan Biovitrum AB (publ) ( “Sobi”), a Swedish public limited liability company, are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of CTI BioPharma Corp. (“CTI BioPharma”), a Delaware corporation, at a price per Share of $9.10 (the “Offer Price”), net to the seller in cash, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of May 10, 2023, by and among Sobi, the Purchaser and CTI BioPharma (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The Offer and withdrawal rights will expire at one (1) minute after 11:59 p.m., Eastern Time, on June 23, 2023 (such date and time, the “Expiration Date”), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the Merger Agreement, in which case the term “Expiration Date” means the latest date and time at which the Offer, as so extended by us, will expire (provided, however, our obligation to extend the Offer is limited as discussed in Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Expiration and Extension of the Offer”) or (ii) the Merger Agreement has been earlier terminated. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making payment for Shares.

If you are an owner of Shares and you tender such Shares directly to Computershare Trust Company, N.A. (the “Depositary”) in accordance with the terms of this Offer, you will not be charged brokerage fees or commissions on the sale of Shares pursuant to the Offer.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the United States Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, if the tendering stockholder or other payee is a Non-United States Holder) may be subject to U.S. federal backup withholding on the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding.” Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal backup withholding.

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consult with such nominee to determine if you will be charged any service fees or commissions.

If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two (2) Nasdaq Stock Market (“Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

As soon as practicable (and in any event within one (1) business day) following the acceptance for payment of the Shares tendered and not properly withdrawn pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition (as defined below) in accordance with the terms of the Offer and the Merger Agreement (such time of acceptance, the “Acceptance Time”), and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into CTI BioPharma (the “Merger”), with CTI BioPharma continuing as the surviving corporation and as a wholly owned indirect subsidiary of Sobi (the “Surviving Corporation”), pursuant to the provisions of Section 251(h) of the Delaware General Corporation Law (“DGCL”), with no stockholder approval required to consummate the Merger. The closing of the Merger will occur as soon as practicable and, in any event, no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties.

Each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), except for Shares (i) that are owned by CTI BioPharma or its subsidiary or held in the treasury of CTI BioPharma, or owned by Sobi, the Purchaser or any direct or indirect wholly owned subsidiaries of Sobi or the Purchaser (including, for the avoidance of doubt, any Shares acquired by the Purchaser in the Offer) (the “Excluded Shares”), or (ii) in respect of which appraisal rights were perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”), will be automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest, subject to any applicable withholding taxes. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

The Board of Directors of CTI BioPharma has unanimously:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, CTI BioPharma and its stockholders;

•	declared it advisable to enter into the Merger Agreement;

•	adopted and approved the execution, delivery and performance by CTI BioPharma of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger;

•	resolved that the Merger shall be effected under Section 251(h) of the DGCL; and

•	resolved to recommend that CTI BioPharma’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer (collectively, the “Company Board Recommendation”).

A more complete description of the reasons of the Board of Directors of CTI BioPharma for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by CTI BioPharma with the United States Securities and Exchange Commission (the “SEC”) and mailed to CTI BioPharma’s stockholders with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to us or Sobi receiving financing or any other financing condition. The Offer is conditioned upon:

•

there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Sobi or its controlled affiliates, represent one (1) more Share than 50% of the sum of (A) the total number of Shares outstanding as of the expiration of the Offer, and (B) the total number of Shares that CTI BioPharma would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer, that are convertible, exchangeable or exercisable into Shares, other than the shares of Company Preferred Stock (as defined below) (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred at the time of the expiration of the Offer but, in any event, without duplication) (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”);

•	the Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”);

•	any waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated;

•

there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

•	there shall be no pending legal proceeding by any governmental body challenging or seeking to restrain, make illegal, materially delay or prohibit the consummation of the Offer or the Merger; and

•

the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer set forth in the Merger Agreement and described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

According to CTI BioPharma, as of the close of business on May 22, 2023: there were: (i) 131,880,176 Shares issued and outstanding; (ii) 25,496,529 Shares were subject to issuance pursuant to stock options to purchase Shares (“Company Options”) granted and outstanding under CTI BioPharma’s equity plans, (iii) 3,851,650 Shares were reserved for future issuance under CTI BioPharma’s equity plans, (iv) 830,600 Shares were reserved for future issuance under CTI BioPharma’s Employee Stock Purchase Plan (“ESPP”), (v) 15,005,648 Shares were reserved for issuance under CTI BioPharma’s Open Market Sale Agreement, dated as of August 16, 2022, (vi) 169,014 Shares were subject to issuance upon exercise of CTI BioPharma’s warrants, (vii) 30,470,000 Shares were subject to issuance upon conversion of the outstanding shares of Series X Preferred Stock of CTI BioPharma and (viii) 6,000,000 Shares were subject to issuance upon conversion of the outstanding shares of Series X1 Preferred Stock of CTI BioPharma.

Assuming (x) no other Shares were or are issued after May 22, 2023 and (y) no Company Options or other awards consisting of Shares or purchase rights have been exercised, converted or settled after May 22, 2023, the Minimum Condition would be satisfied if at least 78,772,861 Shares are validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Date) and not properly withdrawn prior to the Expiration Date.

Concurrently with the execution of the Merger Agreement, and as a condition to the willingness of Sobi and us to enter into the Merger Agreement, certain significant stockholders of CTI BioPharma, who collectively owned approximately 6.7% of the outstanding Shares as of May 22, 2023, entered into a tender and support agreement (the “Support Agreement”), pursuant to which, among other matters, such stockholders have agreed to tender their Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement and the Support Agreement, including supporting any actions necessary to consummate the Offer and the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Other Agreements —Support Agreement.”

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Offer is consummated and then, subject to the terms and conditions of the Merger Agreement, the Merger is consummated, the holders of Shares immediately prior to the Effective Time who did not tender their Shares in the Offer and have otherwise complied with the applicable procedures under DGCL will be entitled to seek to have a Delaware court determine the “fair value” of such Shares. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS OF CTI BIOPHARMA SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon the Minimum Condition, the Termination Condition and the other conditions set forth the Merger Agreement (“Offer Conditions”) described in Section 15 — “Conditions to the Offer.”

We expressly reserve the right, to the extent permitted by the applicable legal requirements, (i) to increase the Offer Price, (ii) waive any Offer Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; except that, unless otherwise contemplated by the Merger Agreement or as previously approved by CTI BioPharma in writing, neither we nor Sobi will (A) decrease the Offer Price (other than for an adjustment pursuant to the Merger Agreement), (B) change the form of consideration payable in the Offer (other than adding consideration), (C) reduce the maximum number of Shares to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions described in Section 15 — “Conditions to the Offer,” (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in the Merger Agreement, (F) otherwise amend or modify any of the other terms of the Offer in a manner that materially and adversely affects, or would reasonably be expected to materially and adversely affect, any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer, except as otherwise provided in the Merger Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

As soon as practicable (and in any event within one (1) business day) following the acceptance for payment of the Shares tendered and not properly withdrawn pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition in accordance with the terms of the Offer and the Merger Agreement (such time of acceptance, the “Acceptance Time”), and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into CTI BioPharma, with CTI BioPharma continuing as the Surviving Corporation, pursuant to the provisions of Section 251(h) of the DGCL, with no stockholder approval required to consummate the Merger. The closing of the Merger will occur as soon as practicable and, in any event, no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. There will not be a subsequent offering period.

Each Share issued and outstanding immediately prior to the Effective Time, other than any Shares (i) that are owned by CTI BioPharma or its subsidiary or held in the treasury of CTI BioPharma, or owned by Sobi, the Purchaser or any direct or indirect wholly owned subsidiaries of Sobi or the Purchaser (including, for the avoidance of doubt, the Excluded Shares or the Dissenting Shares), will be automatically converted into the right to receive an amount in cash equal to the Offer Price without interest and subject to any applicable withholding taxes. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

Pursuant to the Merger Agreement, we will extend the Offer (i) on one or more occasions, at our discretion (and without the consent of CTI BioPharma or any other person), for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived by us or Sobi (to the extent waivable by us or Sobi), in order to permit the satisfaction of such Offer Condition; (ii) on one or more occasions, at the request of CTI BioPharma, for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, any condition to the Offer (other than the Minimum Condition) is not satisfied and has not been waived (if permitted thereunder), in order to permit the satisfaction of such Offer Condition; (iii) for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq, applicable to the Offer; (iv) for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related legal requirement shall have expired or been terminated, and all necessary approvals shall have been obtained; and (v) at the request of CTI BioPharma, for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, all conditions of the Offer have been satisfied or waived (if permitted thereunder, and other than any such conditions of the Offer that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)), except that the Minimum Condition has not been satisfied as of any then-scheduled expiration of the Offer, in order to permit the satisfaction of the Minimum Condition, it being understood and agreed that we will not be required to extend the Offer pursuant to this paragraph on more than three (3) occasions, but we may, in our sole and absolute discretion elect to do so. Our obligation to extend the Offer is further limited as set forth below in this Section 1 and in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Expiration and Extension of the Offer.”

For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

If we extend the Offer, delay our acceptance for payment of Shares, delay payment after the consummation of the Offer or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay promptly the consideration offered or return the securities deposited by or on behalf of stockholders after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. Each of the time periods described in this paragraph is calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such altered consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as soon as practicable by public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

CTI BioPharma has provided us and Sobi with CTI BioPharma’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on CTI BioPharma’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer, as described in Section 15 — “Conditions to the Offer,” we will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as soon as practicable after the first Expiration Date upon which the conditions pursuant to the Merger Agreement are satisfied or waived. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for how to validly tender Shares.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

For Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

•

A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined below) in lieu of such Letter of Transmittal; and

•	Any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and CTI BioPharma.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates representing Shares are submitted evidencing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign the right to purchase all or any Shares tendered pursuant to the Offer in whole or from time to time in part to one or more affiliates, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a CTI BioPharma stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•

If you are a holder and you have Shares held as physical certificates, the original certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

•

If you are a holder and you hold Shares directly in your name in book-entry form in an account with CTI BioPharma’s transfer agent, Computershare Trust Company, N.A., a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. If you hold your Shares in book-entry at The

Depository Trust Company, you are not obligated to submit a Letter of Transmittal, but you must (1) submit an Agent’s Message (as defined below) and (2) deliver your Shares according to the DTC book-entry transfer procedures described below under “DTC Book-Entry Transfer” before the Expiration Date;

•

If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered; or

•

For Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the consummation of the Offer occurs, we will acquire good and unencumbered title to such Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

DTC Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below) and any other required documents (for example, a completed IRS Form W-9 or applicable IRS Form W-8) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Required documents must be transmitted to and received by the Depositary as set forth above. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Agent’s Message. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock

Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a certificate representing Shares is not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the certificate representing such Shares must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on such certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and CTI BioPharma.

Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) if applicable, certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived to our satisfaction. None of us, Sobi, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of CTI BioPharma’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the consummation of the Offer, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of CTI BioPharma’s stockholders.

U.S. Federal Backup Withholding. Under the U.S. federal backup withholding rules, a portion of the gross proceeds payable to a tendering United States Holder (as defined in Section 5 — “U.S. Federal Income Tax Considerations of the Offer and the Merger — United States Holders”) or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the United States Holder or other payee provides his, her or its correct taxpayer identification number (generally, an employer identification number or social security number) to the Depositary, certifies that such United States Holder is not subject to backup withholding and complies with applicable requirements of the backup withholding rules, or such United States Holder or other payee is otherwise exempt from backup withholding and establishes such exemption in a manner satisfactory to the Depositary. Therefore, each tendering United States Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an exemption exists and is established in a manner satisfactory to the Depositary. In order for a Non-United States

Holder (as defined in Section 5 — “U.S. Federal Income Tax Considerations of the Offer and the Merger — Non-United States Holders”) to avoid backup withholding, the Non-United States Holder must submit an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 certifying that it is not a United States person, or otherwise establish an exemption in a manner satisfactory to the Depositary. IRS Forms W-8 can be obtained from the Depositary or the IRS’s website at www.irs.gov.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR AN APPLICABLE IRS FORM W-8) MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING OF A PORTION OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

4.	Withdrawal Rights.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time on or before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after July 24, 2023, which is the 60th day after the date of the Offer, unless prior to that date we have accepted for payment the Shares tendered in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — “Procedures Accepting the Offer and Tendering Shares” at any time on or before the Expiration Date.

We will resolve all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal. We reserve the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, Sobi, the Depositary, the Information Agent, CTI BioPharma or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	U.S. Federal Income Tax Considerations of the Offer and the Merger.

The following is a summary of the U.S. federal income tax considerations relevant to the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This discussion applies only to holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address considerations relevant to holders subject to special rules, including: holders who hold Shares received pursuant to the exercise of employee stock options or otherwise as compensation, persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders who are partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such partnerships, S corporations or other pass-through entities, banks or financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, governmental organizations, U.S. expatriates and former citizens or long-term residents of the United States, entities subject to the U.S. anti-inversion rules, “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address (i) any aspect of the alternative minimum tax, (ii) the Medicare contribution tax on net investment income, (iii) the U.S. federal gift or estate tax, or state, local or foreign taxation, (iv) the tax considerations relevant to holders of Shares who exercise dissenters’ or appraisal rights under the DGCL, (v) the tax considerations relevant to holders of options or warrants to purchase Shares or similar rights to purchase Shares, or (vi) the tax considerations relevant to holders of shares of CTI BioPharma’s Series X Preferred Stock or Series X1 Preferred Stock.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax considerations relevant to tendering Shares pursuant to the Offer or having Shares converted to cash pursuant to the Merger.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

The receipt of cash for Shares pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference, if any, between such United States Holder’s adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor (determined before deduction of any applicable withholding taxes). A United States Holder’s adjusted tax basis will generally equal the price the United States Holder paid for such Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of the consummation of the Offer (or, if applicable, the date of the Merger), such Shares were held for more than one (1) year. Long-term capital gains recognized by certain non-corporate United States Holders, including individuals, generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

A Non-United States Holder will generally not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which case (i) the Non-United States Holder will be subject to U.S. federal income tax generally in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable tax treaty); or

•

the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the consummation of the Offer (or, if applicable, the taxable year of the Merger) and certain other conditions exist, in which case, the Non-United States Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable tax treaty) on the gain from the exchange of Shares, net of certain U.S. source losses from sales or exchanges of other capital assets, provided the Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

CTI BioPharma is or has been a United States real property holding corporation for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and (ii) the period during which the Non-United States Holder held such Shares, and the Non-United States Holder held, actually or constructively, more than 5% of the Shares during the shorter of such periods. CTI BioPharma has not been and is not a United States real property holding corporation and does not anticipate becoming a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payments made to United States Holders in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding.” Backup withholding will apply to a United States Holder unless such United States Holder provides his, her or its correct taxpayer identification number to the Depositary on IRS Form W-9, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such United States Holder is otherwise exempt from backup withholding and establishes such exemption in a manner satisfactory to the Depositary or other payor. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate IRS Form

W-8 that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary or other payor. Proceeds of a disposition of Shares conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides or is established.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS. Each holder should consult with his, her or its tax advisor as to his, her or its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on Nasdaq under the symbol “CTIC.” The Shares have been listed on Nasdaq since May 13, 2013. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on Nasdaq based on published financial sources:

	High	Low
Current Fiscal Year	$8.96	$4.01
Second Quarter (through May 24, 2023)	$8.96	$4.01
First Quarter, ended March 31, 2023	$6.08	$4.14
Fiscal Year Ending December 31, 2022	$7.80	$1.82
Fourth Quarter, ended December 31, 2022	$6.28	$4.13
Third Quarter, ended September 30, 2022	$7.80	$5.26
Second Quarter, ended June 30, 2022	$6.52	$3.32
First Quarter, ended March 31, 2022	$5.25	$1.82
Fiscal Year Ending December 31, 2021	$4.13	$1.43
Fourth Quarter, ended December 31, 2021	$3.07	$1.43
Third Quarter, ended September 30, 2021	$3.28	$2.21
Second Quarter, ended June 30, 2021	$2.73	$2.15
First Quarter, ended March 31, 2021	$4.13	$2.62

On May 9, 2023, the last full trading day prior to the day on which we announced that we entered into the Merger Agreement, the last sale price of the Shares reported on Nasdaq was $4.82 per Share. On May 24, 2023, the last Nasdaq trading day before we commenced the Offer, the last sale price of the Shares reported on Nasdaq was $9.00 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

CTI BioPharma has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, neither CTI BioPharma nor its subsidiary will declare or pay any dividend in respect of any shares of its capital stock (including the Shares). See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants — Operation of CTI BioPharma’s Business Pending the Merger.”

7.	Certain Information Concerning CTI BioPharma.

Except as otherwise set forth in this Offer to Purchase, the information concerning CTI BioPharma contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and is qualified in its entirety by reference thereto. You should consider the summary information set forth below in conjunction with the more comprehensive financial and other information set forth in CTI BioPharma’s public filings with the SEC (which may be obtained and inspected as described below) and other publicly available information.

General. CTI BioPharma was initially incorporated in the State of Washington in 1991. CTI BioPharma’s principal executive offices are located at 3101 Western Avenue, Suite 800, Seattle, Washington 98121. The telephone number at that location is (206) 282-7100. CTI BioPharma is a commercial biopharmaceutical company focused on the development and commercialization of novel targeted therapies for blood-related cancers where there is a significant unmet need. CTI BioPharma has one (1) FDA-approved product, VONJO® (pacritinib), an oral kinase inhibitor with activity against wild type JAK2, mutant JAK2V617F form, ACVR1, (ALK2), FLT3 and IRAK1, that spares JAK1. CTI BioPharma is based in Seattle, Washington, USA and has approximately 144 employees.

Available Information. CTI BioPharma files annual, quarterly and current reports, proxy statements and other information with the SEC. CTI BioPharma’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. CTI BioPharma maintains a website at www.ctibiopharma.com. These website addresses are not intended to function as hyperlinks, and the information contained on CTI BioPharma’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

CTI BioPharma Financial Projections.

CTI BioPharma has provided the Board of Directors of CTI BioPharma and CTI BioPharma’s financial advisor, Centerview Partners LLC, with selected non-public, unaudited prospective financial information concerning CTI BioPharma for fiscal years 2023 through 2034 (the “Management Projections”). Such Management Projections, which are described in more detail in the CTI BioPharma’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), were the only financial projections with respect to CTI BioPharma used by CTI BioPharma’s financial advisor in rendering its opinion to the Board of Directors of CTI BioPharma regarding Sobi’s proposal and in performing the related financial analyses as described in the Schedule 14D-9. A summary of such Management Projections is being filed with the SEC on the date of this Offer to Purchase and mailed to CTI BioPharma’s stockholders together with this Offer to Purchase. CTI BioPharma’s stockholders are urged to, and should, carefully read the Schedule 14D-9.

8.	Certain Information Concerning Sobi and the Purchaser.

Sobi is a public limited liability company incorporated in Sweden and indirect parent of the Purchaser. Sobi’s principal executive offices are located at Tomtebodavägen 23A, SE-112 76, Stockholm, Sweden. The telephone number of Sobi is +46 8 697 20 00. Sobi is an international biopharmaceutical company focusing on rare diseases, with a particular focus on hemophilia, immunology and specialty care. Sobi has approximately 1,600 employees across Europe, North America, the Middle East, Asia and Australia. In 2022, revenue amounted to SEK 18.8 billion. Sobi’s shares (STO:SOBI) are listed on Nasdaq Stockholm.

We are a Delaware corporation and an indirect wholly owned subsidiary of Sobi, incorporated on May 4, 2023, and we were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Our principal executive offices are located at 77 4th Avenue 3rd Floor, Waltham, Massachusetts 02451, and the telephone number of our principal executive office is (202) 468-4987. To date, we have not carried on any activities other than those related to our formation and the Merger Agreement, including making the Offer. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement and related Support Agreement. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we and CTI BioPharma have agreed to take all necessary and appropriate actions to cause the Merger, with CTI BioPharma continuing as the Surviving Corporation.

Additional Information. Certain information relating to Sobi and the Purchaser is set forth in Annex A to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with CTI BioPharma,” Section 11 — “The Merger Agreement; Other Agreements” and Annex A): (i) neither we nor Sobi nor, after reasonably inquiry, to our knowledge or the knowledge of Sobi, any of the persons listed in Annex A, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of CTI BioPharma, (ii) neither we nor Sobi nor, after reasonable inquiry, to our knowledge or the knowledge of Sobi, any of the persons listed in Annex A, has effected any transaction in the Shares or any other equity securities of CTI BioPharma during the 60-calendar-day period preceding the date of this Offer to Purchase, (iii) neither we nor Sobi nor, after reasonable inquiry, to our knowledge or the knowledge of Sobi, any of the persons listed on Annex A, has any agreement, arrangement or understanding (whether or not legally enforceable) with any other person with respect to any securities of CTI BioPharma, (iv) during the two (2) years prior to the date of this Offer to Purchase, there have been no transactions between us, Sobi, any of Sobi’s other direct or indirect subsidiaries or, after reasonable inquiry, to our knowledge or the knowledge of Sobi, any of the persons listed on Annex A, on the one hand, and (A) CTI BioPharma or any of its affiliates that are not natural persons, for which the aggregate value of the transactions is more than one (1) percent of CTI BioPharma’s consolidated revenue for the fiscal year when the transaction occurred or the past portion of the fiscal year for any transaction occurring in the current fiscal year or (B) any executive officer, director, or affiliate of CTI BioPharma that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeds $60,000; (v) during the two (2) years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between us, Sobi, any of Sobi’s other direct or indirect subsidiaries or, after reasonable inquiry, to our knowledge or the knowledge of Sobi, any of the persons listed on Annex A, on the one hand, and CTI BioPharma or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of CTI BioPharma’s directors or a sale or other transfer of a material amount of assets of CTI BioPharma; (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Sobi or any of our or their respective executive officers, directors or affiliates, on the one hand, and CTI BioPharma or any of its executive officers, directors or affiliates, on the other hand; (vii) during the five (5) years prior to the date of this Offer to Purchase, neither we nor Sobi nor, after reasonable inquiry, to our knowledge or the knowledge of Sobi, any of the persons listed in Annex A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); and (viii) during the five (5) years prior to the date of this Offer to Purchase, neither we nor Sobi nor, after reasonable inquiry, to our knowledge or the knowledge of Sobi, any of the persons listed in Annex A has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and Sobi have filed with the SEC a Tender Offer Statement on Schedule TO (as may be amended or supplemented from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and this Offer to Purchase and other exhibits to the Schedule TO are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us or Sobi with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Sobi maintains a website at www.sobi.com. These website addresses are not intended to function as hyperlinks, and the information contained on Sobi’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

We estimate that we will need approximately $1,700,000,000 in cash to purchase all Shares pursuant to the Offer, to pay the consideration in respect of all Shares that are not tendered and that will each be converted in the Merger into the right to receive the Offer Price (except as provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares), to pay the consideration in respect of the In the Money Options (as defined below) granted and outstanding under CTI BioPharma’s equity plans as provided in the Merger Agreement, to pay the consideration in respect of all Company Preferred Stock (as defined below), to pay off existing indebtedness of CTI BioPharma and to pay related fees and expenses. Sobi, our parent company, will provide us with sufficient funds to make such payments. Sobi expects to fund such payments from a combination of available cash and (A) SEK 8,000,000,000 in committed financing from Bank of America Europe Designated Activity Company (“BoA”) and Danske Bank A/S (“Danske”), pursuant to a commitment letter entered into among Sobi, BoA and Danske dated on May 9, 2023 and accepted as of May 10, 2023 (the “Equity Bridge Facility Commitment Letter”), and (B) €800,000,000 in committed financing from BoA and Danske, pursuant to a commitment letter entered into among Sobi, BoA and Danske dated on May 9, 2023 and accepted as of May 10, 2023 (the “Term Loan and Multicurrency Revolving Facilities Commitment Letter” and, together with the Equity Bridge Facility Commitment Letter, the “Commitment Letters”), as described below. No alternative financing arrangements or alternative financing plans have been made.

Debt Financing

A.	SEK 8,000,000,000 Equity Bridge Facility

In connection with the Merger Agreement, Sobi entered into the Equity Bridge Facility Commitment Letter, dated on May 9, 2023 and accepted as of May 10, 2023, pursuant to which, subject to the terms and conditions set forth therein, BoA and Danske committed to provide a term loan facility in an aggregate principal amount of SEK 8,000,000,000 (the “Equity Bridge Facility”). Borrowings under the Equity Bridge Facility will be available until the earlier of: (i) the date on which the Merger is consummated; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; (iii) November 9, 2023; and (iv) such later date as BoA and Danske in their sole discretion agree and the Equity Bridge Facility shall mature on the date which is six (6) months after the date of the Equity Bridge Facility, subject to one extension for one additional period of three (3) months at Sobi’s discretion, subject to meeting a limited set of conditions. If Sobi executes an equity issuance during the term of the Equity Bridge Facility, the net proceeds of any such equity issuance shall be applied towards the prepayment and cancellation of the Equity Bridge Facility. BoA and Danske’s obligations to make the commitments available under the Equity Bridge Facility and fund such financing commitments are subject to several limited conditions as set forth in the Equity Bridge Facility Commitment Letter, including, among others, entry into a definitive financing agreement by June 30, 2023 (or such later date as agreed by BoA and Danske), the consummation of the Merger and related transactions simultaneously or substantially simultaneously with the initial borrowings under the Equity Bridge Facility, the absence of a Material Adverse Effect (as defined in the Merger Agreement) on CTI BioPharma, it not being unlawful for BoA or Danske under the Equity Bridge Facility to advance the loans contemplated thereunder, the accuracy of certain representations and warranties related to Sobi, as set forth in the Equity Bridge Facility relating to status, organization and powers, the absence of any conflict with Sobi’s existing financing arrangements, binding obligations and other obligations set forth in the Equity Bridge Facility Commitment Letter and all representations and warranties made in the Equity Bridge Facility Commitment Letter being materially correct, the delivery of certain financial statements of Sobi and CTI BioPharma for the fiscal year 2021 (or 2022 if available), compliance with the terms of the Equity Bridge Facility Commitment Letter, the shares of Sobi continuing to be traded publicly on the Nasdaq Stockholm exchange, and no occurrence of a change of control of Sobi. The Equity Bridge Facility will contain customary covenants and events of default.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Bridge Facility Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO, which is incorporated in this document by reference. Stockholders of CTI BioPharma and other interested parties should read the Equity Bridge Facility Commitment Letter for a more complete description of the provisions summarized above.

B.	€800,000,000 Term Loan and Multicurrency Revolving Facilities

Sobi entered into the Term Loan and Multicurrency Revolving Facilities Commitment Letter, dated on May 9, 2023 and accepted as of May 10, 2023 pursuant to which, subject to the terms and conditions set forth therein, BoA and Danske committed to provide acquisition term loan facilities in an aggregate principal amount of €400,000,000 (the “Term Loan Facilities”) and multicurrency revolving credit facilities in an aggregate principal amount of €400,000,000 (the “Revolving Credit Facilities” and, together with the Term Loan Facilities, the “Acquisition Facilities”). Each of the Term Loan Facilities and the Revolving Credit Facilities consist of two (2) facilities of €200,000,000 each. One facility under each of the Term Loan Facilities and the Revolving Credit Facilities will terminate on the date which is four (4) years after the date of the Term Loan Facilities and the Revolving Credit Facilities, respectively, subject to two (2) extensions for a period of one (1) year each at the lenders’ discretion, and one (1) facility under each of the Term Loan Facilities and the Revolving Credit Facilities will terminate on the date which is two (2) years after the date of the Term Loan Facilities and the Revolving Credit Facilities, respectively, subject to two (2) extensions for a period of one (1) year each at the lenders’ discretion. BoA and Danske’s obligations to make the commitments available under the Acquisition Facilities to fund such financing commitments are subject to several limited conditions as set forth in the Term Loan and Multicurrency Revolving Facilities Commitment Letter, including, among others, entry into a definitive financing agreement by June 30, 2023 (or such later date as agreed by BoA and Danske) the consummation of the Merger and related transactions simultaneously or substantially simultaneously with the initial borrowings under the Acquisition Facilities, the absence of a Material Adverse Effect (as defined in the Merger Agreement) on CTI BioPharma, it not being unlawful for any lender under the Acquisition Facilities to advance the loans contemplated thereunder, the accuracy of certain representations and warranties related to Sobi, as set forth in the Acquisition Facilities relating to status, organization and powers, the absence of any conflict with Sobi’s existing financing arrangements, binding obligations and other obligations set forth in the Term Loan Facilities and Multicurrency Revolving Facilities Commitment Letter and all representations and warranties made in the Term Loan and Multicurrency Revolving Facilities Commitment Letter being materially correct, the delivery of certain financial statements of Sobi and CTI BioPharma for the fiscal year 2021 (or 2022 if available), compliance with the terms of the Term Loan and Multicurrency Facilities Commitment Letter, the shares of Sobi continuing to be traded publicly on the Nasdaq Stockholm exchange, and no occurrence of a change of control of Sobi. The Acquisition Facilities will be freely prepayable without penalty (subject to breakage cost) and will contain customary covenants and events of default.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan and Multicurrency Revolving Facilities Commitment Letter, a copy of which is filed as Exhibit (b)(2) to the Schedule TO, which is incorporated in this document by reference. Stockholders of CTI BioPharma and other interested parties should read the Term Loan and Multicurrency Revolving Facilities Commitment Letter for a more complete description of the provisions summarized above.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with CTI BioPharma.

The following is a description of material contacts between and among representatives of Sobi and representatives of CTI BioPharma that resulted in the execution of the Merger Agreement and the agreements related to the Offer and the Merger. For a more detailed discussion of CTI BioPharma’s activities relating to these contacts, please refer to the Schedule 14D-9 that is being filed by CTI BioPharma with the SEC and mailed to CTI BioPharma stockholders with this Offer to Purchase.

Background of the Offer

As part of Sobi’s ongoing evaluation of its business and strategic opportunities, the board of directors of Sobi (the “Sobi Board”) and members of senior management of Sobi regularly evaluate a variety of potential licensing, partnering, research and development, collaboration and strategic acquisition transactions with third parties, including companies that have developed and commercialized products in clinical areas that complement or further Sobi’s product portfolio and strategic plan, such as CTI BioPharma.

On February 10, 2023, a representative of MTS Health Partners, a financial advisor to CTI BioPharma, introduced CTI BioPharma’s President and Chief Executive Officer, Dr. Adam Craig, and Sobi’s Head of Strategy and Corporate Development, Daniel Rankin, via email. Dr. Rankin requested a call with Dr. Craig.

On February 25, 2023, Sobi requested Latham & Watkins LLP (“Latham”) to assist with its evaluation of a potential acquisition of CTI BioPharma, including legal due diligence, negotiation of definitive documentation and other relevant aspects of the potential transaction.

On March 3, 2023, Sobi and CTI BioPharma entered into a mutual confidential disclosure agreement with respect to a possible negotiated business relationship between Sobi and CTI BioPharma, which agreement did not contain a standstill provision.

On March 27, 2023, Dr. Craig had a call with Dr. Rankin and Sobi’s Chief Executive Officer, Guido Oelkers, during which Dr. Oelkers expressed an interest in exploring a potential global strategic transaction with CTI BioPharma. Dr. Craig agreed that he would be open to further discussion and Dr. Craig and Dr. Oelkers agreed to coordinate continued interactions through representatives of Centerview Partners, LLC, with whom CTI BioPharma has had a historical investment banking relationship. Dr. Craig and Dr. Oelkers agreed to meet in person the following week when Dr. Oelkers would be in the United States.

In early April 2023, Dr. Craig and Dr. Oelkers had a call during which Dr. Craig informed Dr. Oelkers that there was other interest in CTI BioPharma, and so any proposal from Sobi would need to provide meaningful value and be made on a fast timetable.

On April 3, 2023, Dr. Craig and Dr. Oelkers had a meeting in person in Boston, MA during which Dr. Oelkers expressed an interest in a potential acquisition of CTI BioPharma and indicated that Sobi would send a non-binding proposal to acquire all of the outstanding shares of CTI BioPharma within the next two (2) days.

On April 5, 2023, Dr. Oelkers submitted a letter to CTI BioPharma providing for a non-binding proposal to acquire all of the fully diluted common stock of CTI BioPharma for $8.00 per Share in cash, subject to due diligence and other conditions (the “April 5 Proposal”).

On April 7, 2023, CTI BioPharma granted representatives of Sobi and its advisors access to a virtual data room containing due diligence materials. In addition to their review of the virtual data room, Sobi and its advisors participated in calls with CTI BioPharma’s senior management and its representatives as part of Sobi’s due diligence investigation. Such due diligence calls and meetings and Sobi’s confirmatory due diligence investigation continued through the execution of the Merger Agreement.

From April 14, 2023 through May 3, 2023, Sobi and its legal advisor Latham submitted diligence requests and questions for CTI BioPharma to respond.

On April 18, 2023, Dr. Oelkers called Dr. Craig to discuss the progress of the transaction process. Dr. Oelkers told Dr. Craig that Sobi’s due diligence review was almost complete and that Sobi was continuing to progress its work on the proposal to acquire all of the outstanding shares of common stock of CTI BioPharma.

On April 18, 2023, CTI BioPharma’s counsel Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) sent an initial draft of the Merger Agreement to Latham.

On April 21, 2023 and April 23, 2023 members of CTI BioPharma’s management including its Chief Financial Officer David Kirske, Chief of Staff John Volpone and Dr. Craig attended legal due diligence calls with the representatives of Sobi and Latham.

On April 26, 2023, Dr. Oelkers called Dr. Craig to discuss the progress of the transaction. The two discussed key diligence items and the Sobi team’s intent to submit a revised proposal to CTI BioPharma later that week.

On April 28, 2023, Latham sent a revised draft of the Merger Agreement to Skadden. Skadden and Latham discussed and exchanged drafts of the Merger Agreement, in which Skadden’s drafts set a termination fee of 3.5% and Latham’s drafts set a termination fee of 3.75%, and the corresponding disclosure schedules through the execution of the Merger Agreement.

From April 28, 2023, and onwards Sobi, with the assistance of Latham and Mannheimer Swartling Advokatbyrå AB, the legal advisor to Sobi in relation to the debt financing and rights issue, negotiated the terms of the Commitment Letters entered into with BoA and Danske.

On April 29, 2023, Dr. Oelkers called Dr. Craig to discuss the progress of the transaction. Dr. Oelkers told Dr. Craig that Sobi intended to submit a final proposal to acquire all of the outstanding shares of common stock of CTI BioPharma on May 1, 2023.

On May 1, 2023, Latham furnished an initial draft of the form of the Support Agreement to Skadden.

On May 2, 2023, Dr. Oelkers sent Dr. Craig a revised proposal to acquire all of the outstanding shares of common stock of CTI BioPharma for $8.80 per Share in cash, which proposal was subject to entry into an eight (8) day exclusivity period (the “May 2 Proposal”). Later that day, Dr. Craig and Dr. Oelkers had a call and Dr. Craig told Dr. Oelkers that Sobi would need to move quickly in order to consummate a strategic transaction with CTI BioPharma.

On May 3, 2023, Skadden furnished a revised draft the Support Agreement to Latham. During the period from May 1, 2023 until May 8, 2023, Latham, Skadden and CTI BioPharma’s legal counsel at Gibson, Dunn & Crutcher LLP discussed and exchanged drafts of the Support Agreement.

On May 8, 2023, Dr. Craig had a call with Dr. Oelkers to discuss the progress of the transaction. Dr. Oelkers told Dr. Craig that Sobi was prepared to submit a revised proposal to CTI BioPharma for greater than $9.00 per Share in cash.

On May 9, 2023, Dr. Oelkers called Dr. Craig to inform Dr. Craig that he would receive Sobi’s best and final proposal to acquire CTI BioPharma that day. Later that day, Dr. Oelkers sent Dr. Craig a revised proposal to acquire all of the fully diluted common stock of CTI BioPharma for $9.10 per Share in cash, which included a 3.5% termination fee.

On May 9, 2023, the Sobi Board convened and following discussion, among other matters, (i) resolved that Sobi enter into, execute, deliver and perform the Merger Agreement, (ii) approved the terms of and resolved that Sobi and the Purchaser enter into, execute and deliver the Support Agreement, (iii) resolved to authorize each of Guido Oelkers, Henrik Stenqvist, and Torbjörn Hallberg (or a person appointed by any of them) (collectively “Authorized Officers”) to take certain actions on behalf of Sobi including appointing the Depositary, (iv) ratified, approved, and authorized the formation of the Purchaser, (v) resolved that Sobi make the necessary payments in connection with the Merger Agreement including the Offer Price and Merger Consideration, (vi) resolved to authorize the Authorized Officers to finalize and sign the Merger Agreement and consummate the transactions contemplated thereby, and (vi) approved the terms of and resolved to enter into, execute, deliver and perform certain financing documents in connection with the transactions contemplated by the Merger Agreement, including the Commitment Letters.

On May 9, 2023, Sobi’s main shareholder, Investor AB, agreed to an undertaking to vote in favor of the implementation of the rights issue. Investor AB has also undertaken to subscribe for its pro rata share of the rights issue, corresponding to approximately 34.7% of the shares to be issued in the rights issue.

On May 10, 2023, the board of directors of the Purchaser executed a unanimous written consent which (i) determined that the terms of the Merger Agreement and the Support Agreement, and the transactions contemplated thereby, including the Offer and the Merger, were advisable and in the best interest of the Purchaser and Sobi, (ii) approved, adopted and declared advisable the Merger Agreement and the Support Agreement, and the transactions contemplated thereby, including the Offer and the Merger, and (iii) and recommended the sole stockholder of the Purchaser, Sobi US Holding Corp., to approve, adopt and declare advisable the Merger Agreement and the Support Agreement, and the transactions contemplated thereby, including the Offer and the Merger.

On May 10, 2023, Sobi entered into the Commitment Letters with BoA and Danske.

On May 10, 2023, Sobi, Purchaser and CTI BioPharma executed and delivered the Merger Agreement.

Before the opening of trading on Nasdaq on May 10, 2023, CTI BioPharma and Sobi each issued a press release to announce the execution of the Merger Agreement and the forthcoming commencement of a tender offer to acquire all the outstanding Shares for the Offer Price, and CTI BioPharma filed a current report on Form 8-K.

On May 25, 2023, the Purchaser commenced the Offer.

For more information on the Merger Agreement and the other agreements related to the Offer and the Merger, see Section 8 — “Certain Information Concerning Sobi and the Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated in this document by reference. Stockholders of CTI BioPharma and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

This summary of the Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Sobi, us and CTI BioPharma or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Sobi, us and CTI BioPharma or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Sobi, us and CTI BioPharma were qualified and subject to important limitations agreed to by Sobi, us and CTI BioPharma in connection with negotiating the terms of the Merger Agreement.

In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Stockholders of CTI BioPharma are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of CTI BioPharma. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by a party to the Merger Agreement but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as practicable but no later than May 25, 2023, and that, subject to the satisfaction of the Minimum Condition, the Termination Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15 — “Conditions to the Offer,” we will, as promptly as practicable after the first Expiration Date, accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer and pay for such Shares (the “Acceptance Time”). The initial Expiration Date will be at one (1) minute after 11:59 p.m. Eastern Time, on June 23, 2023.

Terms and Conditions of the Offer

Our obligation to accept for payment, and pay for, any Shares tendered (and not validly withdrawn) pursuant to the Offer is subject to the terms and conditions set forth in the Merger Agreement, including the satisfaction of the Minimum Condition, the Termination Condition and the other conditions set forth in the Merger Agreement and described Section 15 — “Conditions to the Offer.” The Offer Conditions are for the sole benefit of Sobi and us and (except for the Minimum Condition and Termination Condition) may be waived by Sobi and us, in whole or in part, at any time and from time to time, in the sole discretion of Sobi and us, to the extent permitted under applicable legal requirements. We expressly reserve the right, to the extent permitted by the applicable legal requirements, (i) to increase the Offer Price, (ii) waive any Offer Condition (except for the Minimum Condition and Termination Condition), and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; except that, unless otherwise contemplated by the Merger Agreement or as previously approved by CTI BioPharma in writing, Sobi and us will not (A) decrease the Offer Price (other than for an adjustment pursuant to the Merger Agreement), (B) change the form of consideration payable in the Offer (other than adding consideration), (C) reduce the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions described in Section 15 — “Conditions to the Offer,” (E) amend, modify or waive the Minimum Condition, Termination Condition or certain conditions set forth in the Merger Agreement and described in Section 15 — “Conditions to the Offer,” (F) otherwise amend or modify any of the other terms of the Offer in a manner that materially and adversely affects, or would reasonably be expected to materially and adversely affect, any holder of Shares in its capacity as such (provided that we expressly reserve the right but shall not be obligated to waive any of the Offer Conditions), (G) terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer, except as otherwise provided in the Merger Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Expiration and Extension of the Offer

The initial Expiration Date will be at one (1) minute after 11:59 p.m. Eastern Time, on June 23, 2023.

The Merger Agreement provides that, subject to our rights and CTI BioPharma’s rights to terminate the Merger Agreement in accordance with its terms or terminate the Offer under certain circumstances, we will extend the Offer as follows:

•

on one or more occasions, in our discretion (and without the consent of CTI BioPharma or any other person), for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived by us or Sobi (to the extent waivable by us or Sobi), in order to permit the satisfaction of such Offer Condition;

•

on one or more occasions, at the request of CTI BioPharma, for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, any condition to the Offer (other than the Minimum Condition) is not satisfied and has not been waived (if permitted thereunder), in order to permit the satisfaction of such Offer Condition;

•	for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq, applicable to the Offer;

•

for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related legal requirement shall have expired or been terminated, and all necessary approvals shall have been obtained; or

•

at the request of CTI BioPharma, for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, all conditions of the Offer have been satisfied or waived (if permitted thereunder, and other than any such conditions of the Offer that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)), except that the Minimum Condition has not been satisfied as of any then-scheduled expiration of the Offer, in order to permit the satisfaction of the Minimum Condition, it being understood and agreed that we will not be required to extend the Offer pursuant to this paragraph on more than three (3) occasions, but we may, in our sole and absolute discretion elect to do so.

In no event will we (i) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement pursuant to its terms thereof, and (y) 11:59 p.m., Eastern Time, on September 11, 2023 (the “End Date”) (such earlier occurrence, the “Extension Deadline”); or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of CTI BioPharma. Subject to the parties’ respective termination rights under the Merger Agreement, we will not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of CTI BioPharma.

The Offer Price

The Offer Price for each Share is $9.10 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes.

The Merger

The Merger Agreement provides that as soon as practicable (and in any event within one (1) business day) following the Acceptance Time and the satisfaction or waiver of the conditions for the consummation of the Merger set forth below, we will merge with and into CTI BioPharma, with CTI BioPharma continuing as the Surviving Corporation, pursuant to the provisions of Section 251(h) of the DGCL, with no stockholder approval required to consummate the Merger. At the closing, we, Sobi and CTI BioPharma will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and make such other filings or recordings and take all such further actions as are required by the DGCL or other legal requirements in connection with the Merger. The Effective Time will occur as the certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware or such later time as we, Sobi and CTI BioPharma may agree and as specified in the certificate of merger. At the Effective Time, our separate existence will cease, and CTI BioPharma will continue as the Surviving Corporation and will possess all of the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities, of us and CTI BioPharma.

Merger Closing Conditions

The obligations of us, Sobi and CTI BioPharma to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	We have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer; and

•

No law, decree, ruling or order has been issued by any governmental body of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the Merger, nor shall any legal requirement have been enacted, entered, enforced, promulgated or deemed applicable to the Merger or other transactions contemplated by the Merger Agreement by any governmental body which prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Merger Consideration

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Merger Consideration, without interest, subject to any applicable withholding taxes, except for Shares (i) then-owned by Sobi or CTI BioPharma or any direct or indirect wholly owned subsidiaries of Sobi (including the Purchaser) or CTI BioPharma, or held in treasury by CTI BioPharma, which will be automatically cancelled and no payment made with respect thereto or (ii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in the time and manner provided in Section 262 of the DGCL (unless such stockholder fails to perfect, withdraws or loses the right to appraisal). Each outstanding share of us owned by Sobi immediately prior to the Effective Time will be converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Company Preferred Stock

At the Effective Time, each share of Series X Preferred Stock and each share of Series X1 Preferred Stock of CTI BioPharma (collectively, the “Company Preferred Stock”), in each case, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $91,000, without any interest thereon, subject to any applicable withholding taxes. From and after the Effective Time, all shares of Company Preferred Stock will automatically be cancelled and cease to exist, and each applicable holder of such Company Preferred Stock will cease to have any rights with respect thereto, except the right to receive the amounts described in the foregoing sentence without any interest thereon, subject to any applicable withholding taxes, upon the surrender of such shares of Company Preferred Stock in accordance with the terms of the Merger Agreement.

Company Equity Awards

Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the Merger Consideration (each, an “In the Money Option”), will be cancelled and terminated and converted into the right to receive a cash payment (without interest, and less any applicable withholding taxes) equal to (A) the excess of (x) the Merger Consideration over

(y) the exercise price payable per Share under such In the Money Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting). At the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, will be cancelled with no consideration payable in respect thereof.

Representations and Warranties

Sobi, the Purchaser and CTI BioPharma each made a number of representations and warranties in the Merger Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Merger. Sobi, the Purchaser and CTI BioPharma made representations and warranties as to:

•	corporate organization, standing and power;

•	authorization of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, by the respective companies;

•	the lack of conflicts and required filings and consents;

•	absence of undisclosed material litigation;

•	absence of untrue statements of material fact or omissions of material fact in the offer documents, and Schedule 14D-9 to be filed with the SEC;

•	the use of brokers;

•	non-reliance on any other representations and warranties.

In addition, CTI BioPharma made representations and warranties as to:

•	delivery of organizational documents of CTI BioPharma and its subsidiary;

•	requisite CTI BioPharma stockholder approval;

•	capitalization;

•	filings and reports with the SEC and financial statements;

•	absence of certain changes or events;

•	title to assets;

•	real property;

•	intellectual property;

•	material contracts;

•	liabilities and indebtedness;

•	compliance with legal requirements;

•	regulatory matters;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee matters;

•	benefit plans;

•	environmental matters;

•	insurance;

•	legal proceedings; orders;

•	internal controls over financial reporting and the maintenance of disclosure controls and procedures;

•	state anti-takeover statutes;

•	the opinion of CTI BioPharma’s financial advisor;

•	related party transactions; and

•	data privacy.

Some of the representations and warranties in the Merger Agreement made by CTI BioPharma are qualified as to knowledge, “materiality,” “Material Adverse Effect” or similar qualifications as to materiality. For purposes of the Merger Agreement, “Material Adverse Effect” means any event, occurrence, circumstance, change or effect which, individually or when taken together with all other events, occurrences, circumstances, changes or effects which have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of CTI BioPharma to consummate the transactions contemplated by the Merger Agreement on or before the End Date or (b) the business, assets, condition (financial or otherwise) or results of operations of CTI BioPharma and its subsidiary, taken as a whole; provided, however, that for purposes of clause (b) of this definition, no event, occurrence, circumstance, change or effect resulting or arising directly or indirectly from, or related to, any of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of CTI BioPharma’s stock or change in CTI BioPharma’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) the announcement, pendency or performance of the Merger Agreement or the terms of the Merger Agreement or the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (other than for certain specified exceptions in the Merger Agreement); (iii) the general conditions or trends in the industries in which CTI BioPharma and its subsidiary operates or in the economy generally or other general business, financial or market conditions, including competition in geographic, product or service areas; (iv) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including fluctuations in the value of any currency or exchange rates, interest rates, tariffs, trade wars and credit markets); (v) any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cyberterrorism, military activity, national or international calamity, natural or manmade disaster, acts of god, epidemic, pandemic, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other governmental body or the declaration by the United States or any other governmental body of a national emergency or war; (vi) the failure of CTI BioPharma to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; provided, however, that this clause (vi) shall not be construed as implying that CTI BioPharma is making any representation or warranty hereunder with respect to any internal or analysts’ expectations or projections; (vii) any adverse effect arising directly from any action taken by CTI BioPharma or its subsidiary at the express written direction of Sobi or the Purchaser; or (viii) any change in, or any compliance with or action taken for the purpose of complying with any change in, any law or GAAP (or interpretations of any law or GAAP); provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), and (v) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects CTI BioPharma and its subsidiary, taken as a whole, relative to other participants in the industries in which CTI BioPharma and its subsidiary operates.

In addition, Sobi and the Purchaser made representations and warranties as to:

•	the availability of funds to complete the Offer;

•	Sobi’s indirect ownership of the Purchaser’s common stock;

•	the operations of the Purchaser; and

•	no ownership of Shares.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

•	have been made only for purposes of the Merger Agreement;

•

with respect CTI BioPharma, have been qualified by (i) matters specifically disclosed in any reports filed by CTI BioPharma with the SEC after January 1, 2022 and publicly available at least three (3) business days prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures made to Sobi and the Purchaser in the disclosure schedules delivered in connection with the execution of the Merger Agreement; such information qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger;

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were, in certain circumstances, made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Material Adverse Effect,” as described above.

Covenants

Operation of CTI BioPharma’s Business

The Merger Agreement provides that from the date of the signing of the Merger Agreement until the earlier of the Effective Time or the valid termination of the Merger Agreement, except for certain matters set forth in disclosure schedules delivered by CTI BioPharma in connection with the execution of the Merger Agreement, as required by the Merger Agreement, as required by applicable law or as undertaken with the prior written consent of Sobi (not to be unreasonably withheld, conditioned or delayed), CTI BioPharma will, and will cause its subsidiary to:

•	conduct their respective businesses and operations in the ordinary course in all material respects and in compliance with all applicable laws; and

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use their respective reasonable best efforts to (i) preserve intact, in all material respects, the material components of CTI BioPharma’s and its subsidiary’s current business organization, including keeping available the services of current officers and key employees, (ii) maintain in all material respects CTI BioPharma’s and its subsidiary’s respective relations and goodwill with all material suppliers, material customers, governmental bodies and other material business relations, and (iii) preserve intact the material assets, properties and contracts of CTI BioPharma and its subsidiary.

CTI BioPharma has also agreed that, without limiting the generality of the foregoing and except for certain matters set forth in the disclosure schedules delivered by CTI BioPharma in connection with the execution of the

Merger Agreement, as required by the Merger Agreement, as required by applicable law or as undertaken with the prior written consent of Sobi (not to be unreasonably withheld, conditioned or delayed), neither CTI BioPharma nor its subsidiary will:

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(1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (2) repurchase, redeem or otherwise reacquire any Shares, or any rights, warrants or options to acquire any Shares, other than: (A) repurchases of shares of common stock outstanding as of the date of the Merger Agreement pursuant to CTI BioPharma’s right (under written commitments in effect as of the date of the Merger Agreement and copies of which have been made available to Sobi) to purchase Shares held by a an officer or other employee, or individual who is an independent contractor, consultant or director, of or to CTI BioPharma (a “Company Associate”), only upon termination of such person’s employment or engagement by CTI BioPharma; (B) repurchases or forfeitures of Company Options outstanding on the date of the Merger Agreement pursuant to the terms of any such Company Option (as in effect as of the date of the Merger Agreement) between CTI BioPharma and a Company Associate or member of the Board of Directors of CTI BioPharma or (C) in connection with withholding to satisfy the applicable exercise price and/or withholding tax requirements with respect to Company Options or CTI BioPharma warrants pursuant to the terms thereof (as in effect as of the date of the Merger Agreement);

•	split, combine, subdivide or reclassify any Shares or other equity interests of CTI BioPharma;

•

sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except (x) that CTI BioPharma may issue shares of common stock as required to be issued upon the exercise of Company Options (as defined below) or CTI BioPharma warrants outstanding as of the date of the Merger Agreement pursuant to the terms thereof (as in effect as of the date of the Merger Agreement), or issuable to participants in CTI BioPharma’s ESPP in accordance with the terms thereof or (y) with respect to sales, grants, pledges, transfers or encumbrances (or authorizations with respect any of the foregoing) constituting certain permitted encumbrances);

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subject to certain exceptions, establish, adopt, terminate or materially amend any employee plan (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement), or amend or waive any of its material rights under, or accelerate the vesting under, any provision of any of the employee plans (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement) or grant any employee or director any increase in compensation, bonuses or other benefits (except that CTI BioPharma may: (A) provide increases in salary, wages or benefits to non-executive employees that do not exceed more than 3% of such employee’s current salary, wages or benefits; and (B) amend any employee plans to the extent required by applicable laws);

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•	form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership or similar arrangement;

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make or agree to make any capital expenditures that would exceed the capital expenditure budget set forth in the disclosure schedules delivered by CTI BioPharma in connection with the execution of the Merger Agreement; except for capital expenditures that are not individually in excess of $250,000;

•

acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term or abandonment of any application for registration of any intellectual property right in the ordinary course of business and for which an extension or renewal cannot be obtained), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any encumbrance (other than permitted encumbrances) any material right or other material asset or property (except (A) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of CTI BioPharma, or (B) with respect to pledges, sales or other dispositions constituting certain permitted encumbrances);

•

lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with CTI BioPharma’s policies related thereto, (B) advances of expenses as required under CTI BioPharma’s certificate of incorporation or bylaws made available to Sobi before the date of the Merger Agreement, (C) indebtedness under CTI BioPharma’s funded indebtedness that will be paid off prior to, or substantially simultaneously with, the closing of the transactions contemplated by the Merger Agreement, and (D) additional indebtedness in an aggregate principal amount not to exceed $500,000) other than between CTI BioPharma and its subsidiary;

•

(A) amend or modify in any material respect, or voluntarily terminate, waive any rights under, replace or release, settle or compromise any material claim, liability or obligation under any material contract or (B) enter into any contract which would have been a material contract if such contract was outstanding as of the execution and delivery of the Merger Agreement (subject to certain exceptions with respect to CTI BioPharma’s existing funded indebtedness);

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except as required by applicable legal requirements or GAAP or in the ordinary course of business, (A) make any material change to any accounting method or accounting period used for tax purposes that has a material effect on taxes; (B) make, rescind or change any material tax election; (C) file a material amended tax return; (D) enter into a closing agreement with any governmental body regarding any material tax liability or assessment; (E) settle, compromise or consent to any material tax claim or assessment or surrender a right to a material tax refund; or (F) waive or extend the statute of limitations with respect to any material tax or material tax return, other than automatic waivers or extensions obtained in the ordinary course of business;

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) against CTI BioPharma or its subsidiary, other than any settlement, release, waiver or compromise that results solely in monetary obligations involving only the payment of monies (without admission of wrongdoing) by CTI BioPharma and its subsidiary of not more than $500,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, CTI BioPharma) and provides for a complete release of the claims in the dispute giving rise to such settlement, release, waiver or compromise;

•

commence any legal proceeding, except (A) with respect to routine matters in the ordinary course of business, (B) in such cases where CTI BioPharma reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided, that CTI BioPharma consults with Sobi and considers in good faith the views and comments of Sobi with respect to any such legal proceeding prior to commencement thereof) or (C) in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

•

(A) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable laws), (B) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act; or (C) terminate any employee with a title of senior vice president or above, other than a termination for “cause” or due to the employee’s death or disability, or hire any employee with a title of senior vice president or above;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CTI BioPharma or its subsidiary;

•

fail to maintain in full force and effect insurance policies covering CTI BioPharma and its subsidiary and their material properties, business, assets and operations in a form and amount consistent with past practice in all material respects;

•

enter into any new material line of business or enter into any contract that materially limits or otherwise restricts CTI BioPharma or any of its affiliates (including following the Effective Time, Sobi and its controlled affiliates) following the closing of the transactions contemplated by the Merger Agreement, from engaging or competing in any line of business or in any geographic area or otherwise enter into any contracts imposing material restrictions on CTI BioPharma’s assets, operations or business;

•

sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, create or incur any encumbrance (other than a permitted encumbrance) on or otherwise fail to take any action necessary to maintain, enforce or protect, any CTI BioPharma intellectual property, except for the grant of non-exclusive licenses to customers in the ordinary course of business, or the lapse or abandonment of CTI BioPharma intellectual property that is registered intellectual property at the end of its statutory, non-extendible term;

•	authorize any of, or agree or commit to take, any of the actions described above.

No Solicitation

From and after the date of the Merger Agreement, (x) CTI BioPharma shall, and shall cause its subsidiary and its and their respective representatives to cease any direct or indirect solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below) and (y) CTI BioPharma shall not, and shall cause its subsidiary and its and their respective representatives not to, (i) continue any solicitation, knowing encouragement, knowing facilitation (including by way of furnishing non-public information), discussions or negotiations with any third party that may be ongoing with respect to an Acquisition Proposal; (ii) directly or indirectly (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other third party any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) waive or release any third party from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, unless in the case of this (iii), the Board of Directors of CTI BioPharma determines in good faith, after consultation with CTI BioPharma’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of CTI BioPharma to the CTI BioPharma’s stockholders under applicable law, in which event the CTI BioPharma and its subsidiary may take the preceding actions described in this clause (iii) solely to the extent necessary to permit a third party to make, on a confidential basis, to the Board of Directors of CTI BioPharma, an Acquisition Proposal, conditioned upon such third party agreeing that CTI BioPharma shall not be prohibited from providing any information to Sobi; or (iv) resolve to do, or agree or announce an intention to do, any of the foregoing under the preceding clauses (i) through (iii). As promptly as reasonably practicable (and in any event within 24 hours) following the date of the Merger Agreement, CTI BioPharma shall discontinue electronic or physical data room access granted, and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all information or documents previously furnished to any person (other than Sobi and Sobi’s representatives) that has, within the one (1)-year period prior to the date of the Merger Agreement, made or indicated an intention to make an Acquisition Proposal.

Notwithstanding anything in the Merger Agreement to the contrary, if at any time after the execution and delivery of the Merger Agreement and prior to the Acceptance Time, CTI BioPharma or its subsidiary or any of their respective representatives receives a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made or renewed after the execution and delivery of the Merger Agreement and did not result from a breach of the non-solicitation provisions, (i) CTI BioPharma and its representatives may contact such person or group of persons solely to clarify the terms and conditions thereof solely to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (as defined below) and (ii) if the Board of Directors of CTI BioPharma determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and the failure to take such action would be inconsistent with its fiduciary duties under applicable laws, then CTI BioPharma and its representatives may (x) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to CTI BioPharma to the person or group of persons who has made such Acquisition Proposal and the representatives of such person or group of persons; provided that CTI BioPharma shall as promptly as practicable (and no later than within 24 hours) provide to Sobi any information concerning CTI BioPharma and its subsidiary that is provided to any person to the extent access to such information was not previously provided to Sobi or its representatives and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and the representatives of such person or group of persons; provided, that at or prior to the first time that CTI BioPharma furnishes any information to or participates in any discussions or negotiations with any person on or after the date of the Merger Agreement, CTI BioPharma will provide written notice to Sobi of such determination of the Board of Directors of CTI BioPharma described above in clause (ii), together with the identity of such person or group making such Acquisition Proposal.

In addition, CTI BioPharma must (i) promptly (and in any event within 24 hours) notify Sobi (orally and in writing) if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by CTI BioPharma or its subsidiary or any representative thereof and provide to Sobi a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto, to the extent such documents are provided to CTI BioPharma or its subsidiary or their respective representatives in connection with such Acquisition Proposal) and a summary of any material unwritten terms and conditions thereof (and indicate the identity of such person), and (ii) keep Sobi reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation).

An “Acquisition Proposal” is any proposal, indication of interest or offer from any person (other than Sobi and its controlled affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) direct or indirect acquisition or license of assets of CTI BioPharma and its subsidiary equal to 20% or more of CTI BioPharma’s consolidated assets or to which 20% or more of CTI BioPharma’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of equity securities of CTI BioPharma and its subsidiary (or instruments convertible into or exercisable or exchangeable for, such equity securities) representing 20% or more of the outstanding voting power of CTI BioPharma and its subsidiary, (C) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning equity securities of CTI BioPharma and its subsidiary (or instruments convertible into or exercisable or exchangeable for, such equity securities) representing 20% or more of the outstanding voting power of CTI BioPharma and its subsidiary or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CTI BioPharma and its subsidiary that if consummated would result in any person or group beneficially owning equity securities of CTI BioPharma and its subsidiary (or instruments convertible into or exercisable or exchangeable for, such equity securities) representing 20% or more of the outstanding voting power of CTI BioPharma and its subsidiary, in each case other than the transactions contemplated in the Merger Agreement.

A “Superior Offer” is a bona fide written Acquisition Proposal made after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions that the Board of Directors of CTI BioPharma determines, in its good faith judgment, after consultation with CTI BioPharma’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including the identity of the third party making such Acquisition Proposal, anticipated timing and prospects for consummating such Acquisition Proposal, the reliability of any debt or equity funding commitments, any termination or breakup fees, expense reimbursement provisions and any conditions) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors of CTI BioPharma deems relevant, and if consummated, would result in a transaction more favorable to CTI BioPharma’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including after giving effect to proposals, if any, made by Sobi pursuant to the Merger Agreement); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Board of Directors of CTI BioPharma’s Recommendation and Actions

Except as expressly permitted by the terms of the Merger Agreement, CTI BioPharma has agreed in the Merger Agreement that neither its Board of Directors nor any committee thereof will (each, a “Company Adverse Change Recommendation”):

•

withdraw, withhold or qualify (or modify in a manner adverse to Sobi or the Purchaser), or publicly propose to withdraw, withhold or qualify (or modify in a manner adverse to Sobi or the Purchaser) the Company Board Recommendation;

•	approve, adopt, endorse, recommend or declare advisable, or publicly propose to approve, adopt, endorse, recommend or declare advisable, any Acquisition Proposal;

•

after the public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three (3) business days after a written request by Sobi to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time);

•

following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Sobi, fail to publicly reaffirm the Company Board Recommendation and recommend that CTI BioPharma’s stockholders reject such tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time);

•	fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to CTI BioPharma’s stockholders; or

•	fail to publicly reaffirm the Company Board Recommendation within five (5) business days after Sobi so requests in writing.

In addition, CTI BioPharma has agreed in the Merger Agreement that neither its Board of Directors nor any committee thereof will approve, adopt, endorse, recommend or declare advisable, or propose to approve, adopt, endorse, recommend or declare advisable, or allow CTI BioPharma to execute or enter into any letter of intent, agreement in principle, acquisition agreement or other contract with respect to, or is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or that would require, or would reasonably be expected to cause, CTI BioPharma to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated under the Merger Agreement (other than acceptable confidentiality agreements entered into in compliance with the Merger Agreement).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time:

•

if CTI BioPharma has received a bona fide written Acquisition Proposal from any person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors of CTI BioPharma shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors of CTI BioPharma may make a Company Adverse Change Recommendation, or (y) provided that such Acquisition Proposal did not arise out of a breach of the non-solicitation provisions, CTI BioPharma may terminate the Merger Agreement to enter into the relevant agreement with respect to such Superior Offer, in each case, only if: (A) the Board of Directors of CTI BioPharma determines in good faith, after consultation with CTI BioPharma’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of CTI BioPharma to CTI BioPharma’s stockholders under applicable law; (B) CTI BioPharma has given Sobi prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating the Merger Agreement at least five (5) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination) and, if desired by Sobi, during such five (5)-business day period shall have negotiated, and shall have caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal, to the extent proposed by Sobi, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) CTI BioPharma shall have provided, and shall have caused its representatives to provide, to Sobi information with respect to such Acquisition Proposal, including the proposed definitive agreements (and any related agreements) among CTI BioPharma and its subsidiary and any person or group of persons making such Acquisition Proposal, (2) CTI BioPharma shall have given Sobi the five (5)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Sobi during such period, if any, after consultation with CTI BioPharma’s outside legal counsel and financial advisors, the Board of Directors of CTI BioPharma shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors of CTI BioPharma to CTI BioPharma’s stockholders under applicable law. Issuance of any “stop, look and listen” communication by or on behalf of CTI BioPharma pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in the relevant sections of the Merger Agreement. These provisions will also apply to any change to any of the financial terms (including the form and amount of payment of consideration) or other material amendment to any Acquisition Proposal and will require a new Determination Notice, except that the references to five (5) business days will be deemed to be three (3) business days; and

•

other than in connection with an Acquisition Proposal (which shall be subject, in a connection with a Company Adverse Change Recommendation), the Board of Directors of CTI BioPharma may make a Company Adverse Change Recommendation in response to an Intervening Event (as defined below) if and only if: (A) the Board of Directors of CTI BioPharma determines in good faith, after consultation with CTI BioPharma’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of CTI BioPharma to CTI BioPharma’s stockholders under applicable law; (B) CTI BioPharma shall have given Sobi a Determination Notice at least five (5) business days prior to making any such Company Adverse Change Recommendation and, if desired by Sobi, during such five (5)-business day period shall have negotiated, and shall have cause its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Sobi so that a Company Adverse Change Recommendation would no longer be necessary; and (C) (1) CTI BioPharma shall have specified in reasonable detail the facts and circumstances relating to such Intervening Event (as defined below) that render a Company Adverse Change Recommendation necessary, (2) CTI BioPharma shall have given Sobi the five (5)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (3) after giving effect to the proposals made by Sobi during such period, if any, after consultation with CTI BioPharma’s outside legal counsel, the

Board of Directors of CTI BioPharma shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties of the Board of Directors of CTI BioPharma to CTI BioPharma’s stockholders under applicable laws.

An “Intervening Event” means any change or event (other than to the extent relating to an Acquisition Proposal, Sobi or the Purchaser, or the announcement or pendency of the Offer or Merger) that, individually or in the aggregate, is material to CTI BioPharma and its subsidiary, taken as a whole, and not known or reasonably foreseeable to or by the Board of Directors of CTI BioPharma as of the date of the Merger Agreement, in each case, based on facts known to the Board of Directors of CTI BioPharma as of the date of the Merger Agreement, which change or event becomes known to or by the Board of Directors of CTI BioPharma prior to the Acceptance Time and did not arise from the operations of CTI BioPharma and its subsidiary in the ordinary course of business; provided, however that in no event shall any of the following constitute Intervening Event: (i) any action taken by the parties pursuant to or in compliance with the Merger Agreement, (ii) any changes in law or the commencement, continuance or settlement of any legal proceeding, (iii) changes in the market price or trading volume of the Shares in and of themselves, (iv) the fact, in and of itself, that CTI BioPharma and its subsidiary meet, exceed or fail to meet internal or published projections, forecasts or revenue or earnings predictions for any period, or (v) a change in the general conditions in the industries in which CTI BioPharma and its subsidiary operate.

Antitrust Laws

The Merger Agreement provides that the parties agree to use their respective reasonable best efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the antitrust laws, that may be asserted by any governmental body or any other party, so as to enable the Closing (as defined in the Merger Agreement) to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any governmental body pursuant to its evaluation of the transactions under the HSR Act or other applicable antitrust laws (including any request for additional information pursuant to the HSR Act). Notwithstanding anything to the contrary contained in the Merger Agreement, (1) neither Sobi nor the Purchaser nor their respective affiliates will be obligated to take any of the following actions (and, without Sobi’s prior written consent, CTI BioPharma shall not take any of the following actions): (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition of any asset, interest or business; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements; and (iii) any other behavioral undertakings and commitments whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any governmental body in connection with any of the foregoing, and (2) in no event shall Sobi, the Purchaser or any of their affiliates be obligated to defend through litigation on the merits any claim asserted in court by any party under antitrust laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date. No party shall commit to or agree with any governmental body to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable antitrust laws, or enter into any similar timing agreement, without the prior written consent of the other.

Subject to the terms and conditions of the Merger Agreement, each of the parties shall (and shall cause their respective affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) business days after the date thereof, unless otherwise mutually agreed to by the parties, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the transactions contemplated by the Merger Agreement and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the transaction contemplated by the Merger Agreement.

Each of Sobi and CTI BioPharma shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the transactions under the antitrust laws, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of, and wherever practicable give the other parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other parties, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by the Merger Agreement, give the other party reasonable advance notice of, and permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Notwithstanding anything to the contrary in the Merger Agreement, the parties may redact materials provided to one another (A) to remove competitively sensitive information or information concerning valuation; (B) as necessary to comply with legal requirements and contracts; and (C) as necessary to address reasonable attorney-client privilege or other privilege or confidentiality concerns.

Sobi will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in joint meetings with any governmental body in connection with obtaining any necessary antitrust or competition clearances; provided, that Sobi and CTI BioPharma shall consult in advance with each other and in good faith take each other’s views into account prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with governmental bodies. CTI BioPharma shall consult with Sobi prior to taking any material substantive position with respect to the filings under the HSR Act or required by any other governmental body.

Employee Matters

CTI BioPharma shall take or cause to be taken all actions necessary to terminate its 401(k) Plan effective no later than the day immediately preceding the closing date of the Merger, unless otherwise directed by Sobi at least five (5) business days prior to the Effective Time. CTI BioPharma shall provide Sobi evidence that the 401(k) Plan has been terminated pursuant to resolutions of the Board of Directors of CTI BioPharma. If the 401(k) Plan is terminated in accordance with the provisions of the Merger Agreement, effective as of, or as soon as reasonably practicable following, the closing of the transactions contemplated by the Merger Agreement, Sobi, or an affiliate of Sobi, shall designate a tax qualified defined contribution retirement plan with a qualified cash or deferred arrangement under Section 401(k) of the Code that will cover Continuing Employees (as defined in the Merger Agreement) on and after the closing of the transactions contemplated by the Merger Agreement.

For a period of one (1) year following the Effective Time (the “Continuation Period”), Sobi shall provide, or cause to be provided, to each employee of CTI BioPharma who is employed by CTI BioPharma as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof, including, for the avoidance of doubt, Sobi and Sobi’s controlled affiliates) during such one (1)-year period (each, a “Continuing Employee”) with (i) a base salary or wage rate and annual cash-based bonus incentive compensation opportunity that are not materially less favorable in the aggregate than that provided to such Continuing Employee by CTI BioPharma immediately prior to the Effective Time and (ii) employee benefits (other than equity-based benefits) that in the aggregate are no less favorable than those provided to such Continuing Employee by CTI BioPharma immediately prior to the Effective Time or to similarly situated employees of Sobi, as determined by Sobi.

Sobi shall cause all Continuing Employees to be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under CTI BioPharma’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in the Merger Agreement will limit the right of Sobi or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (ii) if Sobi or the Surviving Corporation terminates any such health or welfare benefit plan then the Continuing Employees will be eligible to participate in the Surviving Corporation’s (or an affiliate’s, including, for the avoidance of doubt, Sobi’s and Sobi’s controlled affiliates’) corresponding health and welfare benefit plan. To the extent that service is relevant for eligibility or vesting under any benefit plan of Sobi and/or the Surviving Corporation (other than any equity-based or long-term incentive plans, defined benefits plan, post-employment welfare benefit plans or non-qualified deferred compensation plans), then Sobi will use commercially reasonable efforts to ensure that such benefit plan will, for purposes of eligibility and vesting, but not for purposes of defined benefit pension accrual, credit Continuing Employees for service prior to the Effective Time with CTI BioPharma and its affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of CTI BioPharma. To the extent that service is relevant for benefit levels (excluding any equity-based or long-term incentive benefits, defined benefits, post-employment welfare benefits or non-qualified deferred compensation benefits, but including severance benefits), following the Effective Time, Sobi will use commercially reasonable efforts to ensure that any employee plan of Sobi and/or the Surviving Corporation will, for purposes of benefit levels, credit Continuing Employees for service prior to the Effective Time with CTI BioPharma to the same extent that such service was recognized prior to the Effective Time.

Following the Effective Time, Sobi or an affiliate of Sobi will use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Sobi or an affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding Employee Plan (as defined in the Merger Agreement), (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the plan year prior to the closing date of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Sobi or an affiliate and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents to the extent satisfied or waived under an analogous Employee Plan.

Sobi acknowledges and agrees that, upon the occurrence of the Effective Time, a “Change in Control” (or “Change of Control” as the case may be) of CTI BioPharma will have occurred for purposes of each of the Employee Plans set forth in the disclosure schedules of the Merger Agreement in which such definition appears.

Sobi shall provide, or shall cause its affiliates to provide, each Continuing Employee who experiences a termination of employment from Sobi or any of their respective affiliates during the Continuation Period with severance benefits that are not materially less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by CTI BioPharma under the applicable severance policies had such termination occurred prior to the Effective Time.

Effective as of no later than immediately preceding the Effective Time, CTI BioPharma shall have terminated the ESPP. Prior to the Effective Time, the Board of Directors of CTI BioPharma (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions and take all actions necessary pursuant to the terms of the ESPP to provide that (i) no new offering period will be commenced following the date of the Merger Agreement under the ESPP, (ii) each individual participating in the ESPP shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of the Merger Agreement, or (y) to make separate non-payroll contributions to the ESPP on or following the date of the Merger Agreement, (iii) each outstanding purchase right under the ESPP shall automatically be fully exercised, in accordance with the terms of the ESPP, not later than five (5) business days prior to the Effective Time (the “Final Purchase”) and (iv) no further purchase rights will be granted under the ESPP thereafter and the ESPP shall terminate immediately prior to the Effective Time. All Shares purchased in the Final Purchase shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of the Merger Agreement.

Indemnification and Insurance

In the Merger Agreement, for a period of six (6) years from the Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at, or after the Effective Time) now existing in favor of the current or former directors or officers of CTI BioPharma and any indemnification or other similar agreements of CTI BioPharma, will continue in full force and effect in accordance with their terms, and Sobi will cause CTI BioPharma to perform its obligations thereunder.

In the Merger Agreement, for a period of six (6) years from the Effective Time, Sobi and the Surviving Corporation will either cause to be maintained in effect the current policies of directors’ and officers’, employment practices and fiduciary liability insurance maintained by or for the benefit of CTI BioPharma or provide substitute policies for CTI BioPharma and its current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of CTI BioPharma, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of CTI BioPharma with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance), except that in no event will Sobi or the Surviving Corporation be required to pay with respect to such insurance policies more than 250% of the aggregate annual premium most recently paid by CTI BioPharma prior to the date of the Merger Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the required insurance it will obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time:

•	By mutual written agreement of CTI BioPharma and Sobi at any time prior to the Acceptance Time;

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By either Sobi or CTI BioPharma, if, at any time prior to the Acceptance Time, if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time, on the End Date; provided, however, that (x) if on the End Date all of the conditions set forth in the Merger Agreement (other than certain conditions in respect of the HSR Act or the antitrust laws promulgated by any governmental body), shall have been satisfied or waived by Sobi or the Purchaser, to the extent waivable by Sobi or the Purchaser, then the End Date will automatically be extended by a period of 60 days; and (y) the right to terminate the Merger Agreement will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the Offer not being consummated by such date (an “End Date Termination”);

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By either Sobi or CTI BioPharma, if any governmental authority of competent jurisdiction shall have issued an order, injunction, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and non-appealable;

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By Sobi, if, prior to the Acceptance Time (A) the Board of Directors of CTI BioPharma shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to CTI BioPharma’s stockholders; (B) a Company Adverse Change Recommendation has occurred; or (C) CTI BioPharma breaches in any material respect its obligations under the terms of the non solicitation provision of the Merger Agreement;

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By CTI BioPharma, if, prior to the Acceptance Time, in order to accept a Superior Offer (in accordance with and not in breach of the Merger Agreement) and substantially concurrently enters into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors of CTI BioPharma shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”); provided, neither CTI BioPharma not its subsidiary nor any of their representatives shall have materially breached their non solicitation obligations under the Merger Agreement in any manner that resulted in a Superior Offer and CTI BioPharma and its Board of Directors shall have complied in all material respects with its obligations under the Merger Agreement in respect of a Superior Offer;

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By CTI BioPharma if, prior to the Acceptance Time, it breaches any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Sobi or the Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Sobi or the Purchaser from consummating the transactions under the Merger Agreement and such breach or failure cannot be cured by Sobi or the Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date CTI BioPharma gives Sobi written notice of such breach or failure to perform;

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By Sobi, at any time prior to the Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of CTI BioPharma shall have occurred such that a condition set forth in the Merger Agreement would not be satisfied and cannot be cured by CTI BioPharma by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Sobi gives CTI BioPharma written notice of such breach or failure to perform (a “CTI BioPharma Breach Termination”);

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By CTI BioPharma (i) if following the expiration of the Offer, the Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer, or (ii) if following the Acceptance Time, the Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer; or

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By either Sobi or CTI BioPharma, if the Offer shall have expired or been terminated in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer), provided that the right to terminate the Merger Agreement will not be available to any party whose breach of the Merger Agreement has caused or resulted in the Offer having expired or been terminated in such manner.

Termination Fee

CTI BioPharma has agreed to pay Sobi a termination fee of $59,000,000 (the “Termination Fee”) if:

•	CTI BioPharma terminates the Merger Agreement to enter into a Specified Agreement with respect to a Superior Offer not solicited in material breach of the Merger Agreement;

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Sobi terminates the Merger Agreement due to (i) the Board of Directors of CTI BioPharma having failed to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to CTI BioPharma’s stockholders, (ii) the Board of Directors of CTI BioPharma having effected a Company Adverse Change Recommendation, or (iii) CTI BioPharma having materially breached its obligations under the terms of the non solicitation provision of the Merger Agreement; or

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(i) the Merger Agreement is terminated by (A) Sobi or CTI BioPharma pursuant to an End Date Termination (but, in the case of a termination by CTI BioPharma, only if at the time the Merger Agreement is terminated Sobi would not have been prohibited from terminating the Merger Agreement due to its material breach of the Merger Agreement that has caused or resulted in the Offer not being consummated by such date) or (B) Sobi pursuant to a CTI BioPharma Breach Termination, (ii) a bona fide Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and prior to such termination, and (iii) within twelve (12) months of such termination CTI BioPharma shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of clause (iii) the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

For the avoidance of doubt, while Sobi may pursue both a grant of specific performance of the obligation of CTI BioPharma to consummate the Merger in accordance with the Merger Agreement and the payment of the Termination Fee, under no circumstances shall Sobi be permitted or entitled to receive both a grant of such specific performance requiring CTI BioPharma to consummate the Merger and to pay the Termination Fee. Additionally, the parties agreed that any Termination Fee paid is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sobi and the Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, which amount would otherwise be impossible to calculate with precision.

Extensions, Waivers and Amendments

At any time prior to the Effective Time, Sobi and the Purchaser, on one hand, and CTI BioPharma, on the other hand, may, by action taken by or on behalf of their respective boards of directors, to the extent permitted by applicable law, (i) amend the Merger Agreement, (ii) extend the time for the performance of any of the obligations or acts of the other party under the Merger Agreement or related documents, (iii) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement, or (iv) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

Specific Performance

Sobi, the Purchaser and CTI BioPharma are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled, at law or in equity, except to the extent that the Termination Fee has been paid in accordance with the Merger Agreement.

Fees and Expenses

Except as otherwise provided for in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

Conditions to the Offer

See Section 15 — “Conditions to the Offer.”

Other Agreements

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, on May 10, 2023, and as a condition to the willingness of Sobi and the Purchaser to enter into the Merger Agreement certain of CTI BioPharma’s stockholders (each a “Tendering Stockholder”) entered into a Support Agreement with Sobi and the Purchaser, pursuant to which each Tendering Stockholders agreed, among other things, to tender his, hers or its Shares subject to the Support Agreement pursuant to the Offer and, if necessary, vote his or its Shares (i) in favor of (A) the approval and adoption of the Merger Agreement and the transactions contemplated thereunder or any other transaction pursuant to which Sobi proposes to acquire CTI BioPharma in which CTI BioPharma’s stockholders would receive aggregate cash consideration per Share equal to or greater than the cash consideration to be received by such stockholders in the Offer and the Merger and, (B) in the event any vote or consent of CTI BioPharma’s stockholders is required to adopt the Merger Agreement or the transactions contemplated thereby, any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, and (ii) against any (A) action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify or prevent in any material respect the Offer or the Merger, (B) Acquisition Proposal or action in furtherance thereof, (C) amendment to CTI BioPharma’s certificate of incorporation or bylaws, (D) material change to the capitalization of CTI BioPharma, (E) change in a majority of the Board of Directors of CTI BioPharma or (F) action, proposal, transaction or agreement that would reasonably be expect to result in a breach of any covenant, representation or warranty or any other obligation of any Tendering Stockholder under the Support Agreement. In general, no Tendering Stockholders may propose, commit or agree to take any action inconsistent with any of the foregoing clauses (i) or (ii).

Each Tendering Stockholder also agreed that, except as provided in the Support Agreement, it will not (i) deposit (or permit the deposit of) any Shares or shares of Company Preferred Stock subject to the Support Agreement (including shares of Company Preferred Stock that are converted into Shares after the date of the Support Agreement) (collectively, the “Subject Shares”) in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or otherwise enter into any contract with respect to any transfer or proposed transfer of such Subject Shares or any interest therein, or (ii) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Tendering Stockholder’s obligations under the Support Agreement or otherwise make any representation or warranty of such Tendering Stockholder under the Support Agreement untrue or incorrect.

As of May 4, 2023, approximately 6.7% of the outstanding Shares are subject to the Support Agreement. The Support Agreement generally provides for termination upon the earlier of (i) the valid termination of the Merger Agreement, (ii) the effectiveness of the Merger at the Effective Time, (iii) the acquisition by Sobi of all the Subject Shares of the Tendering Stockholders, whether pursuant to the Offer, the Merger or otherwise, (iv) any amendment, change or waiver to the Merger Agreement that is effected without each Tendering Stockholder’s consent that changes the amount, form or timing (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) of consideration payable to all of CTI BioPharma’s stockholders or (v) the mutual written agreement of Sobi and each Tendering Stockholder.

This summary is qualified in its entirety by reference to the Support Agreement, which we have filed as Exhibit (d)(2) to the Schedule TO.

The Confidentiality Agreement

On March 3, 2023, CTI BioPharma entered into a mutual confidential disclosure agreement with Sobi to facilitate discussions regarding a potential license of assets (the “Confidentiality Agreement”) in connection with evaluating a possible negotiated business relationship between the parties and/or their subsidiaries.

Under the Confidentiality Agreement, Sobi agreed, among other things, to keep certain non-public information concerning CTI BioPharma confidential (subject to certain exceptions) for a period of two (2) years from the date of the Confidentiality Agreement.

The summary above of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which we have filed as Exhibit (d)(3) to the Schedule TO, which may be examined and copied as set forth in Section 8—“Certain Information Concerning Sobi and the Purchaser”. For a complete understanding of the Confidentiality Agreement, stockholders of CTI BioPharma and other interested parties are encouraged to read the full text of the Confidentiality Agreement.

12.	Purpose of the Offer; Plans for CTI BioPharma.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, CTI BioPharma while allowing CTI BioPharma’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. The Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, we and CTI BioPharma have agreed to take all necessary and appropriate actions to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of stockholders of CTI BioPharma, in accordance with the DGCL.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in CTI BioPharma and will no longer participate in the future growth of CTI BioPharma. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in CTI BioPharma and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL.

Plans for CTI BioPharma

After completion of the Offer and the Merger, CTI BioPharma will be an indirect, wholly owned subsidiary of Sobi. We expect to operate CTI BioPharma and its facilities generally in accordance with its existing business plans and in the same manner as our other facilities, using the best capabilities of CTI BioPharma and Sobi to optimize operations, including making investments where appropriate. Sobi expects to continue to evaluate the business and operations of CTI BioPharma during the pendency of the Offer and after the completion of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of CTI BioPharma, as of and following the Effective Time. We cannot speculate on future activities, and we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Following the Merger, all Shares will be delisted from Nasdaq and deregistered under the Exchange Act.

Except as described above or elsewhere in this Offer to Purchase, we do not have any present plans or proposals that would relate to or result in (i) any purchase, sale or transfer of a material amount of assets of CTI BioPharma, or (ii) any other material change in CTI BioPharma’s business.

13.	Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We and CTI BioPharma have agreed to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the consummation of the Offer. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Sobi and its affiliates. Neither Sobi nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable after (but in any event on the same date as) the Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be the Purchaser. Immediately following the consummation of the Merger, we intend to cause CTI BioPharma to delist the Shares from Nasdaq.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors. CTI BioPharma has agreed to cooperate with Sobi to cause the delisting of CTI BioPharma and of the Shares from Nasdaq as soon as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as soon as practicable after such delisting.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, CTI BioPharma currently files periodic reports with the SEC on account of the Shares. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of CTI BioPharma to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would, assuming there are no other remaining public reporting obligations applicable to CTI BioPharma, substantially reduce the information that CTI BioPharma must furnish to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to CTI BioPharma. Furthermore, the ability of CTI BioPharma’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral, subject to certain limitations. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which case the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants — Operation of CTI BioPharma’s Business,” the Merger Agreement provides that, neither CTI BioPharma nor its subsidiary will declare or pay any dividend in respect of any shares of its capital stock (including the Shares).

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, we will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, and the payment for, any validly tendered Shares, if, as of the Expiration Date:

•	the Minimum Condition has not been satisfied;

•

specified representations and warranties of CTI BioPharma with respect to its corporate organization, subsidiaries, capitalization, organizational documents, the applicability of certain antitakeover laws, opinion of financial advisor and CTI BioPharma’s brokers and other advisors shall have been true and accurate in all material respects (disregarding for this purpose any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the Acceptance Time, in each case as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another date or time will be measured only as of such date or time);

•

specified representations and warranties of CTI BioPharma with respect to its capitalization shall be true and accurate in all respects as of the date of the Merger Agreement and as of the Acceptance Time, in each case as if made on and as of such date and time (except representations and warranties that by their terms speak specifically of another date or time will be measured only as of such date or time), in each of the foregoing cases, except for de minimis inaccuracies;

•

specified representations and warranties of CTI BioPharma with respect to no material adverse effect and the authority and binding nature of the Merger Agreement shall be accurate in all respects as of the date of the Merger Agreement and at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•

the representations and warranties of CTI BioPharma set forth in the Merger Agreement (other than those mentioned above) shall be true and accurate (disregarding for this purpose any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	CTI BioPharma shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Acceptance Time;

•	since the execution and delivery of the Merger Agreement, there shall not have occurred any Material Adverse Effect which is continuing;

•	any waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

•

Sobi and the Purchaser shall have received a certificate executed on behalf of CTI BioPharma by an authorized officer of CTI BioPharma confirming that the conditions set forth in certain clauses of the Merger Agreement have been satisfied;

•

there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

•	there shall be no pending legal proceeding by any governmental body challenging or seeking to restrain, make illegal, materially delay or prohibit the consummation of the Offer or the Merger; and

•	the Termination Condition.

The foregoing conditions are for the sole benefit of Sobi and the Purchaser and (except for the Minimum Condition and the Termination Condition) may be waived by Sobi and the Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Sobi and the Purchaser, to the extent permitted under applicable legal requirements. The failure by Sobi or the Purchaser at any time prior to the Acceptance Time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding CTI BioPharma’s covenant to the contrary (see Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants — Operation of CTI BioPharma’s Business”), between the date of the Merger Agreement and the Acceptance Time, CTI BioPharma effects a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, the Offer Price will be adjusted appropriately, and such adjustment to the Offer Price will provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

17.	Certain Legal Matters; Regulatory Approvals.

General

Based on our and Sobi’s review of publicly available filings by CTI BioPharma with the SEC and other information regarding CTI BioPharma, neither we nor Sobi are aware of any governmental license or regulatory permit that appears to be material to CTI BioPharma’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, if any such approvals or other actions were to exist and were not obtained, a governmental, administrative or regulatory authority could take actions that may give us the right to not accept for payment and pay for Shares in the Offer. The Merger Agreement does not obligate us or Sobi or any of our or their affiliates to (and without Sobi’s consent CTI BioPharma and its subsidiary will not) sell, hold, separate or otherwise dispose of all or a portion of such entity’s respective business, assets or properties, or conduct such entity’s business in a specified manner; pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any contract any accommodation; limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of CTI BioPharma and its subsidiary; waive any of the conditions to the Offer set forth in Section 15 — “Conditions to the Offer”; or initiate, defend, participate in, continue, or appeal any action in order to obtain the successful termination of any review of any review of any governmental authority regarding the Merger, or any related matter brought by or on behalf of any governmental authority.

State Takeover Statutes

A number of states (including Delaware, where CTI BioPharma is incorporated, and Washington, where CTI BioPharma’s principal executive office is located) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business in such states.

Section 203 of the DGCL restricts an “interested stockholder” (defined generally to include a person who, together with such person’s affiliates and associates, owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions and transactions) with a Delaware corporation whose stock is publicly traded or held of record by more than 2,000 stockholders for a period of three (3) years following the time such person became an interested stockholder, subject to certain exceptions. These restrictions in Section 203 of the DGCL will not be applicable to us and Sobi because we are not, and have not at any time for the past three (3) years been, an “interested stockholder” of CTI Biopharma as defined in Section 203 of the DGCL.

The laws of Washington impose additional restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, Section 23B.19 of the Washington Business Corporation Act (the “WBCA”) prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons who beneficially owns 10% or more of the voting securities of the target corporation, an “acquiring person,” for a period of five (5) years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. CTI BioPharma may be considered a “target corporation” under the WBCA, as its principal executive office is located in the state of Washington and (i) a majority of its employees are residents of the state of Washington, (ii) a majority of its tangible assets, measured in market value, are located in the state of Washington or it has more than $50 million worth of tangible assets located in the State of Washington and (iii) any one of the following: (A) more than 10% of its stockholders of record are residents in the state of Washington; (B) more than 10% of its shares are owned of record by residents of the state of Washington; or (C) 1,000 or more of its stockholders of record are residents in the state of Washington. However, these restrictions in Section 23B.19 of the WBCA will not be applicable to us and Sobi because we are not, and have not at any time for the past five (5) years been, an “acquiring person” of CTI BioPharma as defined in Section 23B.19 of the WBCA.

In addition, neither Section 203 of the DGCL nor Section 23B.19 of the WBCA are appliable to us or Sobi because the Board of Directors of CTI BioPharma has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, including for purposes of Section 203 of the DGCL and Section 23B.19 of the WBCA. CTI BioPharma has represented in the Merger Agreement to us and to Sobi that other than Section 203 of the DGCL and Section 23B.19 of the WBCA, no takeover statute of Delaware, Washington or any other state or jurisdiction purports to be applicable to the Offer or the Merger.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer.

Antitrust Compliance — HSR Act

Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of the Purchaser’s proposed acquisition of Shares pursuant to the Offer. At any time before or after the Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Sobi, the Purchaser, CTI BioPharma or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While we believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer or the Merger.

Appraisal Rights

Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL, and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with DGCL, will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any, in lieu of receiving the Offer Price for their Shares.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder desires to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•

within the later of the consummation of the Offer, which shall occur on the date on which acceptance and payment for Shares occurs, and 20 days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is on or around May 25, 2023), deliver to CTI BioPharma a written demand for appraisal of Shares held, which demand must reasonably inform CTI BioPharma of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should carefully review the discussion of procedures required to be followed to demand and perfect appraisal rights under Section 262 of DGCL in the Schedule 14D-9 as well as the provisions of Section 262 of the DGCL, attached as Annex III to the Schedule 14D-9, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the appraisal rights of stockholders in the Merger under DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights available under the DGCL in connection with the Merger and is qualified in its entirety by reference to Item 8—“Additional Information—Appraisal Rights” in the Schedule 14D-9 and to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If the Merger occurs and a stockholder withdraws or loses his right to appraisal, such holder will only be entitled to receive the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for stock of a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary prior to the expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any rollover stock (each as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of the tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in the tender offer, the consummating corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered (and not properly withdrawn) in accordance with the terms of the tender offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h) of the DGCL) prior to the expiration of the tender offer, together with the Shares then owned by us and our affiliates and any rollover stock represent at least one (1) Share more than 50% of the outstanding Shares, we do not anticipate seeking the approval of CTI BioPharma’s remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such Merger shall be effected as soon as practicable following the consummation of the Offer. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer. We, Sobi and CTI BioPharma have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of stockholders of CTI BioPharma, in accordance with Section 251(h) of the DGCL.

18.	Fees and Expenses.

We have retained D.F. King & Co., Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, email or other electronic message and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Neither we, nor Sobi will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.	Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one (1) or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of us or Sobi not contained in this document or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of us, Sobi, the Depositary or the Information Agent or any affiliate of any of them for the purpose of the Offer.

We and Sobi have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by CTI BioPharma pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Board of Directors of CTI BioPharma with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and CTI BioPharma may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A

INFORMATION RELATING TO SOBI AND THE PURCHASER

Sobi is a public limited liability company incorporated in Sweden and an indirect parent of the Purchaser. The principal executive office, telephone number and principal business of each of these entities is described in Section 8 — “Certain Information Concerning Sobi and the Purchaser.”

Directors and Executive Officers of Sobi and the Purchaser

Set forth in the tables below are the name, current principal occupation and material positions held during the past five (5) years of each of the directors and executive officers of Sobi and the Purchaser. Except as provided below, the business address of each director and executive officer of Sobi is Tomtebodavägen 23A, SE-112 76, Stockholm, Sweden and the business address of each director and executive officer of the Purchaser is 77 4th Avenue 3rd Floor, Waltham, MA 02451.

Directors and Executive Officers of Sobi

Name, Country of Citizenship, Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Guido Oelkers Germany Chief Executive Officer	Dr. Oelkers was born in 1965. Dr. Oelkers received his PhD in strategic management from University of South Australia, Adelaide, Australia and his Master of Economics from South Bank University, London, UK. He also studied complementary studies in economics at London School of Economics and Political Science, London, UK. Dr. Oelkers is also Chairman of Nanolive SA, a member of the Advisory Committee of Zentiva Group and the industrial advisor at EQT. Dr. Oelkers was previously the CEO of BSN Medical, the president & CEO of Gambro, the EVP of Commercial Operations at Nycomed, CEO of Invida, and the Global Head of Healthcare at DKSH. Dr. Oelkers also held managerial roles at Aventis and preceding entities and was a board member of Meda and Sartorius.

Henrik Stenqvist Sweden Chief Financial Officer	Mr. Stenqvist was born in 1967. Mr. Stenqvist received his Master of Science in business administration and economics from University of Linköping, Sweden. Mr. Stenqvist is also a board member of Midsona AB and Calliditas Therapeutics AB. Mr. Stenqvist was previously the CFO of Recipharm, CFO of Meda, Regional Finance Director at AstraZeneca, Finance Director at Astra Export & Trading, and a board member of MedCap.

Anton (Tony) Hoos Germany and United States Chief Medical Officer	Mr. Hoos was born in 1963. Mr. Hoos received his MD and PhD, from University of Munich, Germany; his MBA from University of Toronto, Canada and also finished the Advanced Management Program at IESE, Barcelona, Spain. Mr. Hoos is also a member of the board of the non-profit organization ‘Patient Focused Medicines Development’. Mr. Hoos has over 30 years of experience in the pharmaceutical industry, including vice president roles in R&D at Aventis Behring. Mr. Hoos was also an executive committee member for drug development at Merck Serono, head of drug development at Grünenthal, head of medical at Amgen Europe, head of EU medical at GSK and business unit head, rare diseases at GSK.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Torbjörn Hallberg Sweden General Counsel & Head of Legal Affairs	Mr. Hallberg was born in 1969. Mr. Hallberg received his Master of Law from the University of Lund, Sweden. Mr. Hallberg was previously the Vice President, General Counsel, Emerging Markets at Takeda Pharmaceuticals, Corporate Counsel at Nycomed Pharma, Corporate Counsel at Ferring Pharmaceuticals and a Senior Associate/Lawyer at Advokatfirman Lindahl.

Duane H. Barnes United States Head of North America	Mr. Barnes was born in 1960. Mr. Barnes has been employed by Sobi since 2021. Mr. Barnes received his Master of Business Administration and Master of Science from Indiana University, Kelley School of Business, IN, US and his Bachelor of Arts from West Virginia University, WV, US, and Eberly College of Arts and Sciences, WV, US. Prior to his current role, Mr. Barnes was the President and Head of US Operations at UCB, Vice President & General Manager, Value, Access, Reimbursement and Patient Experience at Amgen, Chief Operating Officer at Prime Therapeutics and Division President, Head of Pharmacy at Aetna Healthcare.

Lena Bjurner Sweden Head of Human Resources	Ms. Bjurner was born in 1968. Ms. Bjurner has been employed by Sobi since 2023. Ms. Bjurner received her Bachelor of Social Science degree, Major in Business administration from Dalarna University, Sweden. Prior to her current role, Ms. Bjurner was the Secretary General of Swedish HR Association, Senior Vice President HR and Sustainability at Scandic Hotel Group and VP HR Europe Flexible Markets and France.

Sofiane Fahmy France Head of Europe	Mr. Fahmy was born in 1972. Mr. Fahmy has been employed by Sobi since 2013. Mr. Fahmy received his degree in marketing from University of Paris XI, France and his degree in pharmacy from University of Poitiers, France. Prior to his current role, Mr. Fahmy was General Manager at Sobi France and North Africa, held managerial roles at Pfizer, held commercial roles at GSK and was Brand Manager Hospital Products at Roche.

Mahmood Ladha United States Head of Strategic Transformation Operations	Mr. Ladha was born in 1964. Mr. Ladha has been employed by Sobi since 2019. Mr. Ladha received his Master of Business Administration and Bachelor of Science from University of South Carolina, SC, US. Prior to his current role, Mr. Ladha was Head of Business Development and Alliance Management at Sobi, President and Head of Dova Pharmaceuticals, Senior Advisor to the CEO, VP and Head of Transactions at AstraZeneca and Executive Director and Head of US Respiratory at AstraZeneca.

Pablo de Mora Spain Head of Global Marketing & Access	Mr. de Mora was born in 1968. Mr. de Mora has been employed by Sobi since 2019. Mr. de Mora received his PhD in veterinary medicine from University of Barcelona, Spain, Master of Business Administration from HEC Business School, Paris, France, Master of economy of innovation from University of Madrid, Spain and is a certified board member by ICA, Spain. Prior to his current role, Mr. de Mora was VP & GM Iberia at Sobi, COO at Altan, Head EMEA & Canada Mature Brands at MSD, GM Iberia at Hospira, Global Marketing VP at Novo Nordisk, Marketing Director EMEA & Canada at MSD and Marketing & Sales Director Europe at Rhone Mérieux.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Norbert Oppitz Austria Head of International	Mr. Oppitz was born in 1967. Mr. Oppitz has been employed by Sobi since 2017. He received his Dipl. BW (FH)/Business Administrator from FH Rhenania Palatina, Mainz, Germany. Prior to his current role, Mr. Oppitz was a Member of the Executive Committee of BSN Medical in charge of Latin America, Member of the Executive Committee of Endo Pharmaceuticals, Emerging Markets, Head of Latin America at Takeda/Nycomed and held country management roles at Roche Pharmaceuticals and Aventis Pharma.

Daniel Rankin Slovakia and United Kingdom Head of Strategy & Corporate Development	Dr. Rankin was born in 1980. Dr. Rankin has been employed by Sobi since 2017. Dr. Rankin received his PhD in biology from University of Helsinki, Finland, Master of Science in biology from Leiden University, the Netherlands and Bachelor of Science from University of York, UK. Prior to his current role, Dr. Rankin was Head of Corporate Development at Sobi, VP Chief of Staff to the CEO at Sobi, management consultant at McKinsey & Company in New York and Zürich, and Group Leader at the University of Zürich.

Armin Reininger Germany Senior Scientific & Medical Advisor	Mr. Reininger was born in 1957. Mr. Reininger has been employed by Sobi since 2017. Mr. Reininger received his MD and PhD from Ludwig Maximilian University of Munich, Germany and is a certified specialist in Transfusion Medicine. Prior to his current role, Mr. Reininger was Head of Medical Affairs EMEA Haematology at Baxalta/Shire, Head of Global Medical Affairs Haematology at Baxalta, Head of Medical Affairs EMEA Haemophilia at Baxter, Senior Physician at University Clinic of Munich, Germany, at Harvard Medical School & Mass. General Hospital, Boston, MA, US, at the Scripps Research Institute, La Jolla, CA, US and Professor of Anatomy at the Ludwig Maximilian University of Munich, Germany.

Christine Wesström Sweden Head of Technical Operations	Ms. Wesström was born in 1975. Ms. Wesström has been employed by Sobi since 2010. Ms. Wesström received her Master of Science in chemical engineering, major in biotechnology from Mälardalens University, Västerås, Sweden. Ms. Wesström is also Vice Chairman of the Board at SwedenBIO. Prior to her current role, Ms. Wesström was Head of Global Manufacturing & Infrastructure, Head of External Manufacturing at Sobi, and held project management roles within Manufacturing & CMC Development at Biovitrum.

Bo Jesper Hansen Denmark Director & Chairman	Mr. Hansen was born in 1958. Mr. Hansen has been the Chairman of Sobi since 2023 and a board member since 2022. Mr. Hansen is also a member of the scientific committee. Mr. Hansen received his MD and PhD from University of Copenhagen, Denmark. Mr. Hansen is also the Chairman of Orphazyme A/S and a board member of Reapplix A/S, Senior Advisor at EQT and Global Healthcare Advisor at Goldman Sachs as well as Venture Partner at Wellington Partners, Senior Business Advisor at HBM Ventures and advisor at Aescap Venture Fund. Mr. Hansen’s prior experience includes being the CEO of Swedish Orphan International AB (1998–2010), the co-founder of Sobi, and the Executive Chairman of the Board of Directors of Sobi (2010–2016). Mr. Hansen was the board member of several listed companies and has extensive experience from several executive positions within research and development in the international pharmaceutical industry. Since 2019, Mr. Hansen has been engaged in the development of a sustainability strategy and implementation at Laborie Inc.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Christophe Bourdon France and Germany Director	Mr. Bourdon was born in 1970. Mr. Bourdon has been a board member since 2023. Mr. Bourdon received his Master of Business Administration from International Institute for Management Business School, Switzerland and his Bachelor of Arts from ISG Business School. Mr. Bourdon is also the CEO of Leo Pharma A/S. Prior to joining the Sobi board, Mr. Bourdon was the CEO of Orphazyme A/S, Senior Vice President, General Manager, US Oncology Business and member of the Operating Team at Amgen Inc., Senior Vice President of Europe, Middle East, Africa, and Canada at Alexion. Mr. Bourdon has also held other key roles within the international pharmaceutical industry.

Annette Clancy United Kingdom Director	Ms. Clancy was born in 1954. Ms. Clancy has been a board member since 2014 and is the chair of the scientific committee. Ms. Clancy received her Bachelor of Science (Hons) in pharmacology from Bath University, UK. Ms. Clancy is also the Chair of the Board of Enyo SA. and Operational Investor at Jeito Capital. Prior to joining the Sobi board, Ms. Clancy was a Senior Advisor of the Biopharmaceutical Team of Frazier Healthcare, Chair of Genable Therapeutics and Lysogene SA, board member of Silence Therapeutics plc. and Clavis Pharma, Head of Transaction and Alliance Management and Global Business Development at Glaxo SmithKline (GSK). Ms. Clancy has participated in various sustainability projects, such as footprint reducing, during roles at venture capital and biotech companies.

Helena Saxon Sweden Director	Ms. Saxon was born in 1970. Ms. Saxon has been a board member since 2011, is chair of the Audit committee and a member of the Compensation & Benefits committee. Ms. Saxon received her Master of Science from Stockholm School of Economics, Sweden. Ms. Saxon is also the CFO at Investor AB and a board member of SEB and Stockholm School of Economics. Prior to joining the Sobi board, Ms. Saxon was a CFO at Hallvarsson & Halvarsson, Vice President at Investor AB, Financial analyst at Goldman Sachs and board member of Aleris and Mölnlycke Health Care.

Staffan Schüberg Sweden Director	Mr. Schüberg was born in 1969. Ms. Schüberg has been a board member since 2020 and is a member of the Audit committee. Mr. Schüberg received his Bachelor of Arts (Hons) in business administration from London Guildhall University, UK. Mr. Schüberg is also the CEO and board member of the ESTEVE Group, board member of Dizlin Pharmaceuticals AB, Hangzhou Jiuyuan Gene Engineering Co. Ltd and Corporacíon Químico Farmacéutical Esteve S.A. Mr. Schüberg has more than 20 years of experience from board and executive management roles, including several senior positions within Lundbeck A/S, such as Regional Vice President for Southern and Western Europe, President and Chairman of the US operations and Global Chief Commercial Officer on Group level. As CEO of the ESTEVE Group, Mr. Schüberg led the implementation of a comprehensive ESG (environment, social and governance) strategy for the Group. Mr. Schüberg has also implemented ESG initiatives in other pharmaceutical companies.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Filippa Stenberg Sweden Director	Ms. Stenberg was born in 1985. Ms. Stenberg has been a board member since 2021 and is a member of the Audit committee. Ms. Stenberg received her Master of Science in economics from Stockholm School of Economics, Sweden. Ms. Stenberg is also a Managing Director at Investor AB. Prior to joining the Sobi board, Ms. Stenberg was the Chief Strategy Officer at Atlas Antibodies and an analyst at Swedbank LC&I.

Anders Ullman Sweden Director	Mr. Ullman was born in 1956. Mr. Ullman has been a board member since 2023. Mr. Ullman received his MD and PhD in clinical pharmacology from Gothenburg University, Sweden. Mr. Ullman is also a board member of Verona Pharma plc. Prior to joining the Sobi board, Mr. Ullamn was the Head of Research & Development and Medical Affairs and Chief Medical Officer at Sobi (2022-2023), Head of the COPD centre at the Sahlgrenska University Hospital (2015-2020), a board member of Sobi (from May 2021 to December 2021), a board member of NeuroSearch and of PExA. Mr. Ullman has more than 20 years of experience from several executive positions within research and development in the international pharmaceutical industry, including Baxter Bioscience, Nycomed/Takeda, Biovitrum, Bayer Pharmaceuticals and AstraZeneca.

Erika Husing Sweden Director & Employee Representative	Ms. Husing was born in 1973. Ms. Husing has been a board member since 2020 and is also an employee representative of the council for negotiation and cooperation. Ms. Husing received her Master of Science in chemistry from Linnaeus University, Sweden. Ms. Husing’s current role at Sobi is Head Veeva Commercial, Information Systems.

Katy Mazibuko Sweden Director & Employee Representative	Ms. Mazibuko was born in 1973. Ms. Mazibuko has been a deputy for the employee representatives since 2019 and a board member since 2023. Ms. Mazibuko received her Master of Science from Royal Institute of Technology (KTH), Stockholm, Sweden. Ms. Mazibuko’s current role at Sobi is External manufacturing engineer, Global Manufacturing and Supply/External Packaging and Clinical Supplies.

Directors and Executive Officers of the Purchaser

Name, Country of Citizenship, Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Guido Oelkers Germany Director & President	Dr. Oelkers was born in 1965. Dr. Oelkers received his PhD in strategic management from University of South Australia, Adelaide, Australia and his Master of Economics from South Bank University, London, UK. He also studied complementary studies in economics at London School of Economics and Political Science, London, UK. Dr. Oelkers is also Chairman of Nanolive SA, a member of the Advisory Committee of Zentiva Group and the industrial advisor at EQT. Dr. Oelkers was previously the CEO of BSN Medical, the president & CEO of Gambro, the EVP of Commercial Operations at Nycomed, CEO of Invida, and the Global Head of Healthcare at DKSH. Dr. Oelkers also held managerial roles at Aventis and preceding entities and was a board member of Meda and Sartorius.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Henrik Stenqvist Sweden Director & Treasurer	Mr. Stenqvist was born in 1967. Mr. Stenqvist received his Master of Science in business administration and economics from the University of Linköping, Sweden. Mr. Stenqvist is also a board member of Midsona AB and Calliditas Therapeutics AB. Mr. Stenqvist was previously the CFO of Recipharm, CFO of Meda, Regional Finance Director at AstraZeneca, Finance Director at Astra Export & Trading, and a board member of MedCap.

Torbjörn Hallberg Sweden Director	Mr. Hallberg was born in 1969. Mr. Hallberg received his Master of Law from the University of Lund, Sweden. Mr. Hallberg was previously the Vice President, General Counsel, Emerging Markets at Takeda Pharmaceuticals, Corporate Counsel at Nycomed Pharma, Corporate Counsel at Ferring Pharmaceuticals and the Senior Associate/Lawyer at Advokatfirman Lindahl.

Guled Adam United States Secretary	Mr. Adam was born in 1979. Mr. Adam earned his law degree from the Syracuse University College of Law. Previously, Mr. Adam was General Counsel at AgNovos Biosciences; VP and Associate General Counsel at Axovant/Sio Gene Therapies; and Sr. Counsel at Pfizer Inc. and Medivation; and corporate counsel at Ariad. Mr. Adam was also an associate at Shook, Hardy & Bacon LLP.

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